UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

HC GOVERNMENT REALTY TRUST, INC.

(Exact name of issuer as specified in its charter)

I.R.S. Employment Identification Number: 81-1867397

Maryland	81-1867397
(State or other jurisdiction of incorporation or organization)	(I.R.S. No.)

390 S. Liberty Street, Suite 100 Winston-Salem, NC	27101
(Address of principal executive offices)	(Zip Code)

(336) 477-2535

Issuer’s telephone number, including area code

COMMON STOCK

(TITLE OF EACH CLASS OF SECURITIES ISSUED PURSUANT TO REGULATION A)

Part II

In this annual report, references to the “Company,” “we,” “us” or “our” or similar terms refer to HC Government Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including HC Government Realty Holdings, L.P., a Delaware limited partnership, which we refer to as our Operating Partnership. As used in this annual report on Form 1-K, an affiliate of, or person affiliated with, a specified person, is a person, who or which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K, or this annual report, that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference in this annual report.

The forward-looking statements included in this annual report are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve, among other things, judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and in the real estate and securities markets specifically, including, without limitation, inflationary pressures, and rising interest rates,

•	the ability of our management team to source, originate, develop, and acquire suitable investment opportunities,

•	our expectation that there will be opportunities to acquire additional properties leased to the United States of America (“U.S.”) government,

•	our expectations regarding demand by the federal government for leased space,

•

the United States General Services Administration (the “GSA”) (acting for the United States as tenant) terminating, renewing or extending one or more of the leases for one or more of our Government Properties (as defined below), whether pursuant to early termination options or at lease-end, and if such leases are not renewed or extended, whether we will be successful in re-leasing the space,

•	the impact of changes in real estate needs and financial conditions of federal, state, and local governments,

•	the continuing adverse impact of the novel coronavirus (COVID-19) on the United States, regional and global economies and our financial condition and results of operations,

•	acts of terrorism and other disasters that are beyond our control or not otherwise insured,

•	security breaches through cyber-attacks, cyber intrusions or otherwise, as well as other significant disruptions of our information technology networks and related systems,

•

legislative or regulatory changes impacting our business or our assets, including changes to the laws governing the taxation of real estate investment trusts (“REITs”) and Securities and Exchange Commission (“SEC”) guidance related to Regulation A or the Jumpstart Our Business Startups Act (the “JOBS Act”),

•	our ability to raise equity or debt capital,

•

our compliance with applicable local, state, and federal laws, including the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and other laws, or

•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this annual report on Form 1-K. All forward-looking statements are made as of the date of this annual report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this annual report on Form 1-K will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this annual report on Form 1-K, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this annual report on Form 1-K, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report on Form 1-K will be achieved.

Item 1. Business

The Company

We are an internally managed REIT focused on acquiring, developing, financing, owning and managing build-to-suit or renovate-to-suit, single-tenant properties leased primarily to the U.S. government and administered by the GSA or directly by the federal government agencies or sub-agencies occupying such properties, which we refer to as “Government Properties.” We invest, through acquisition, development, and re-development, in Government Properties primarily ranging from 10,000 to 100,000 rentable square feet and in their initial lease term after original construction or renovation-to-suit. We generally intend to acquire or develop Government Properties that perform law enforcement, public service or other functions that directly support the mission of the agencies or sub-agencies occupying such properties, which we refer to as “mission critical” functions.

As of the filing of this annual report, our portfolio consists of 31 Government Properties that are leased to and occupied by U.S. government tenant agencies, which we refer to as our “Operating Properties,” as well as four Government Properties in which we are engaged in a development capacity, which we refer to as our “Development Properties.” We refer to our Operating Properties and our Development Properties collectively as our “Portfolio Properties.”

As of the filing of this annual report, our Portfolio Properties consist of 35 Government Properties, comprised of 32 Government Properties that we own and one Government Property that we own subject to a ground lease, each of which is leased to the U.S. government, and two Government Properties for which we have been awarded a lease and for which we are under contract to acquire the land and/or property. Our Portfolio Properties comprise over 660,000 leased rentable square feet located in 22 states. Based on leased rentable square feet, our Portfolio Properties have a weighted average total remaining lease term of 9.4 years, assuming none of the tenants’ early termination rights are exercised, and 5.9 years, assuming all of the tenants’ early termination rights are exercised.

The government-leased, real estate asset class has a number of attributes that we believe will offer our stockholders significant benefits, including a highly creditworthy and very stable tenant base, long-term lease structures and low risk of tenant turnover. Government leases are backed by the full faith and credit of the United States, and the GSA has never experienced a financial default. Payment of rents under GSA leases are funded through the Federal Buildings Fund and are not subject to direct federal appropriations, which can fluctuate with federal budget and political priorities. In addition to presenting reduced risk of default, government leases typically have long initial terms of ten to 20 years with renewal leases having terms of five to ten years, which limit operational risk. Upon renewal of a government lease, base rent typically is reset based on a number of factors at the time of renewal, including inflation and the replacement cost of the building, that we generally expect will increase over the life of the lease.

Government-leased properties generally provide attractive investment opportunities but require specialized knowledge and expertise. Each U.S. government agency has its own customs, procedures, culture, needs and mission, which results in different requirements for its leased space. Furthermore, the government-leased sector is highly fragmented with a significant amount of non-institutional owners. Moreover, while there are a number of national real estate brokers that hold themselves out as having government-leased property expertise, there are no national or regional clearing houses for government-leased properties. Long-term relationships and specialized institutional knowledge regarding the agencies, their space needs and the hierarchy and importance of a property to its tenant agency are crucial to understanding which agencies and properties present the greatest likelihood of long-term agency occupancy, and, therefore, to identifying and acquiring attractive government-leased properties. Our Portfolio Properties are diversified among occupying agencies, including a number of the largest and most essential agencies, such as the Drug Enforcement Administration, the Federal Bureau of Investigation, the U.S. Citizenship and Immigration Services, the U.S. Social Security Administration, and the Department of Veterans Affairs.

We operate as an umbrella partnership REIT (“UPREIT”), which means that we conduct substantially all of our business through our Operating Partnership for which we serve as the general partner. Our Portfolio Properties are owned by us through single-purpose entities, which are wholly owned by our Operating Partnership. While we focus on investments in Government Properties, our management team has the expertise and flexibility to expand our investment focus as market conditions may dictate, subject to broad investment policies adopted by our board of directors (the “Board”), as may be amended by the Board from time to time.

Our Competitive Strengths

We believe that we benefit from the following competitive strengths:

Diversified and High Quality Portfolio Leased to Mission-Critical U.S. Government Agencies

•

At December 31, 2022, we owned 33 Government Properties, comprised of 28 Government Properties that we owned, one Government Property that we owned subject to a ground lease, three Government Properties for which we had all of the rights to the profits, losses, and any distributed cash flow (the “Profits Interest Properties”), each of which is leased to the U.S. government, and one Government Property for which we have been awarded a lease and for which we are under contract to acquire the land. As of December 31, 2022, based upon leased rentable square feet, the weighted average age of our Portfolio Properties is approximately 8.4 years[1], and the weighted average remaining lease term is approximately 9.5 years, if none of the tenants’ early termination rights are exercised, and 5.9 years if all of the tenants’ early termination rights are exercised.

•	Our Portfolio Properties are primarily occupied by agencies that perform mission-critical functions.

•

Our Portfolio Properties generally consist of Government Properties ranging between 10,000 to 100,000 rentable square feet and in their initial lease term after original construction or renovation-to-suit.

•	At December 31, 2022, our Portfolio Properties were diversified by state and agency, with Portfolio Properties located in 21 states and occupied by 12 different federal government agencies.

Credit Quality of Tenant

•

Leases are full faith and credit obligations of the United States and payment of rents under GSA leases is funded through the Federal Buildings Fund. As such, payment of rents under GSA leases is not subject to the risk of annual appropriations, which can fluctuate with federal budget and political priorities.

[1]	The weighted-average age of the properties in our portfolio is based on the later of (i) the date upon which the property was built or (ii) the date upon which the property was fully renovated.

•	The GSA has never experienced a financial default.

•	In addition to presenting reduced risk of default, GSA leases typically have long initial terms of ten to 20 years with lease renewals that have lease terms of five to ten years.

•

Upon renewal of a government lease, base rent typically is reset based on a number of factors at the time of renewal, including inflation and the replacement cost of the building, that we expect will generally increase over the life of the lease.

9-year+ Weighted Average Lease Term with Contractual Rent Increase

•

As of December 31, 2022, the weighted average lease term of our Portfolio Properties is approximately 9.5 years, if none of the tenants’ early termination rights are exercised, and 5.9 years if all of the tenants’ early termination rights are exercised.

•	Leases related to approximately 51% of our portfolio, based on leased rentable square feet of our Portfolio Properties, have expirations in 2032 or later.

•

Government leases typically include annual inflation-adjusted rent increases based on the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) for certain property operating costs, which we believe will mitigate expense variability and may partially offset the impacts of inflation. In addition, government leases typically include a reimbursement to the lessor for increases in actual real estate taxes over the base year real estate taxes. The base year is generally set as the fully assessed value of the property in the first full tax year following lease commencement or, in some cases, as established in the lease prior to lease commencement. As of the date of this annual report, all of our government leases contain annual inflation-adjusted rent adjustments and annual real estate tax base adjustments.

Strategic Opportunities and Investment Strategy

We seek to acquire and develop build-to-suit and renovate-to-suit properties leased to mission critical government agencies, which we anticipate will lower the weighted average building age of our portfolio and increase the weighted average total remaining lease term, thus improving the credit profile of our portfolio and the quality of our distributions. We generally intend to invest in Government Properties through the following distinct strategies, which we refer to herein as our investment strategies:

Acquisition Focus

•	Primarily ranging from 10,000 to 100,000 rentable square feet

•	Within the initial lease term after original construction or renovation-to-suit

•	Perform mission critical functions

•	Built or renovated based on federal specifications

•	Leases with a minimum of eight+ years of total lease term remaining

Accretive Development Platform

•	Primarily ranging from 10,000 to 100,000 rentable square feet

•	No speculative development or redevelopment

•	Built from the ground up or fully renovated based on federal specifications

•	New lease contracts with typically 15+ years of total lease term

•	Perform mission critical functions

•	Higher returns possible through direct development of assets

We believe the subset of Government Properties on which we focus is highly fragmented and often overlooked by larger institutional investors, which can provide opportunities for us to buy at more attractive pricing, with higher returns when compared to other properties within the asset class. We also believe property selection based on agency function, building use and location will help to mitigate risk of non-renewal. While we intend to focus on this subset of Government Properties, we are not limited in the properties in which we may invest. Our management team has the expertise and flexibility to expand our investment focus as market conditions may dictate, subject to broad investment policies adopted by our Board, as may be amended by the Board from time to time.

We believe that in the long-term there will be a consistent flow of government-leased assets that will meet our target investment criteria for acquiring, developing, leasing, and managing, which we expect will enable us to continue to enhance our portfolio into the foreseeable future. We do not anticipate making acquisitions or developments outside of the United States or its territories.

We intend to renew leases at our Portfolio Properties at positive spreads upon expiration. Upon lease renewal, rental rates at Government Properties are typically reset based on a number of factors, including inflation, the replacement cost of the building at the time of renewal and enhancements to the property since the date of the prior lease. During the term of a Government Property lease, we work in close partnership with the GSA to implement improvements at our properties to enhance the government tenant agency’s ability to perform its stated mission, which we believe increases the importance of the building to the tenant agency and the probability of an increase in rent upon lease renewal.

We seek to manage our properties in a cost efficient manner so as to eliminate any excess spending and streamline our operating costs, thereby increasing our income. When we acquire a property, we review all property-level operating expenditures to determine whether and how the property can be managed more efficiently. Upon the completion of the process, we have historically been able to identify areas in which we can control operating costs associated with certain of our acquired properties, for example, by reducing electricity costs through lighting retrofits, engaging energy consultants to enter into price lock contracts and using economies of scale to lower insurance premiums without reducing coverage.

We primarily make direct acquisitions of Government Properties, but we may also invest in Government Properties through indirect investments, such as joint ventures, whereby we may own less than 100% of the beneficial interest in the property; provided, that in such event, we will acquire greater than 50% of the outstanding voting securities in the investment, or otherwise comply with SEC staff guidance regarding majority-owned subsidiaries so that the investment meets the definition of “majority-owned subsidiary” under the Investment Company Act.

Employees

As of December 31, 2022, we had ten total employees, all of which are full-time employees.

Description of Our Properties

The following table presents an overview of our properties as of December 31, 2022:

Property	Current Occupant	Leased Square Feet	Percentage of Total Leased Square Feet	Lease Expiration Date[2]	Annualized Lease Income	Annualized Lease Income per Leased Square Feet	Percentage of Total Annualized Lease Income
Our Operating Properties
Norfolk, Virginia	SSA	53,917	8.6%	6/26/2027	$1,467,877	$27.22	7.3%
Fort Smith, Arkansas	VA	41,106	6.5%	12/9/2041	$1,445,217	$35.16	7.2%
San Antonio, Texas	ICE	38,756	6.1%	4/30/2027	$793,606	$20.48	3.9%
Sarasota, Florida	USDA	28,210	4.5%	7/19/2038	$934,520	$33.13	4.6%
Port Saint Lucie, Florida	DEA	24,858	4.0%	5/31/2027	$615,680	$24.77	3.1%
Montgomery, Alabama	CIS	21,420	3.4%	12/8/2031	$597,066	$27.87	3.0%
Monroe, Louisiana	VA	21,124	3.4%	9/30/2023	$766,314	$36.28	3.8%
Houston, Texas	SSA	21,019	3.3%	2/21/2035	$598,091	$28.45	3.0%
Hobbs, New Mexico	VA / Non-Gov’t	20,762	3.3%	10/31/2041 / 03/31/2028	$379,804	$18.29	1.9%
Columbia, South Carolina	DEA	19,368	3.1%	8/4/2035	$605,365	$31.26	3.0%
Lakewood, Colorado	DOT	19,241	3.1%	6/20/2024	$481,196	$25.01	2.4%
Silt, Colorado	BLM	18,813	3.0%	9/30/2029	$396,306	$21.07	2.0%
Benton Harbor, Michigan	VA	17,689	2.8%	10/11/2037	$656,091	$37.09	3.2%
Oklahoma City, Oklahoma	ICE	16,991	2.7%	12/27/2033	$494,176	$29.08	2.5%
Knoxville, Iowa	VA	16,731	2.7%	1/11/2032	$700,952	$41.90	3.5%
Jonesboro, Arkansas	SSA	16,439	2.6%	1/11/2027	$636,837	$38.74	3.2%
Ft. Lauderdale, Florida	ICE	16,000	2.5%	4/9/2033	$716,275	$44.77	3.6%
Lawrence, Kansas	USGS	16,000	2.5%	2/28/2033	$605,021	$37.81	3.0%
Van Buren, Missouri	NPS	16,000	2.5%	1/21/2035	$375,013	$23.44	1.9%
Portland, Maine	CIS	15,500	2.5%	6/7/2036	$504,873	$32.57	2.5%
Moore, Oklahoma	SSA	15,445	2.5%	4/9/2027	$545,163	$35.30	2.7%
Cape Canaveral, Florida	CBP	14,704	2.3%	7/15/2027	$708,186	$48.16	3.5%
Fort Smith, Arkansas	CIS	13,816	2.2%	10/30/2029	$445,365	$32.24	2.2%
Owensboro, Kentucky	VA	12,480	2.0%	8/31/2042	$512,917	$41.10	2.6%
Birmingham, Alabama	ICE	12,470	2.0%	10/31/2039	$460,078	$36.89	2.3%
Lorain, Ohio	SSA	11,607	1.8%	3/31/2024	$402,096	$34.64	2.0%
Champaign, Illinois	FBI	11,180	1.8%	4/12/2033	$380,234	$34.01	1.9%
Johnson City, Tennessee	FBI	10,115	1.6%	8/20/2027	$400,534	$39.60	2.0%
Lakewood, Washington	ICE	9,567	1.5%	2/27/2034	$471,475	$49.28	2.3%
Lawton, Oklahoma	SSA	9,298	1.5%	8/16/2025	$219,354	$23.59	1.1%

Total - Our Operating Properties		580,626	92.3%		$18,315,682	$31.54	91.2%

Our Development Properties
Boise, Idaho	CIS / Non-Gov’t	19,503	3.1%	5/31/2043 1 / 11/30/2025	$524,055	$26.87	2.6%
Sebring, Florida	VA	16,744	2.7%	7/31/2039 [1]	$644,893	$38.51	3.2%
Daytona, Florida	FBI	12,000	1.9%	6/30/2039 [1]	$606,600	$50.55	3.0%

Total - Our Development Properties		48,247	7.7%		$1,775,548	$36.80	8.8%

Total - Our Portfolio Properties		628,873	100.0%		$20,091,230	$31.95	100.0%

[1]	The lease expiration date of our development properties is based on the estimated development project completion.
[2]

The early termination date, if any, for each lease generally represents the commencement of the time period during which our tenant may exercise its right to terminate the lease, in whole or in part, at any time effective on or after such date by providing us with sufficient prior written notice. The prior written notice required for early termination under each lease ranges from 60 to 180 days. If our tenant exercises its early termination rights with respect to any lease, we cannot guarantee that we will be able to re-lease the premises on comparable terms, if at all. The lease expiration date is the date the applicable lease will terminate if the early termination is not exercised or if no early termination right exists.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are an internally managed REIT in the business of acquiring, developing, financing, owning, and managing build-to-suit or renovate-to-suit, single-tenant properties leased primarily to the U.S. government and administered by the GSA or directly by the federal government agencies or sub-agencies occupying such Government Properties. We invest primarily in Government Properties with sizes that range from 10,000 to 100,000 rentable square feet, and in their initial lease term after original construction or renovation-to-suit. We further emphasize Government Properties that perform mission critical functions. Leases associated with the Government Properties in which we invest are full faith and credit obligations of the United States of America. We intend to grow our portfolio primarily through acquisitions and development of single-tenant, federal government-leased properties; although, we have elected, and may continue to elect, to develop, or joint venture with others in the development of, competitively bid, built-to-suit, single-tenant, federal government-leased properties.

As of December 31, 2022, our Portfolio Properties consisted of 33 Government Properties, comprised of 28 Government Properties that we owned, one Government Property that we owned subject to a ground lease, three Government Properties for which we had all of the rights to the profits, losses, and any distributed cash flow, each of which is leased to the U.S. government, and one Government Property for which we have been awarded a lease and for which we are under contract to acquire the land. Our Portfolio Properties contained over 628,000 leased rentable square feet located in 21 states. As of December 31, 2022, our Portfolio Properties were 97% leased to the U.S. government and occupied by 12 different federal government agencies. Based on leased rentable square feet, our Portfolio Properties have a weighted average remaining lease term of 9.5 years if none of the tenants’ early termination rights are exercised and 5.9 years if all of the tenants’ early termination rights are exercised.

Our Operating Partnership, through wholly-owned special purpose entities, or SPEs, holds substantially all of our assets and conducts substantially all of our business. As of December 31, 2022, we owned approximately 52.0% of the aggregate common limited partnership interests in our Operating Partnership, or common units. We also own all of the preferred limited partnership interests in our Operating Partnership. We were formed in 2016 as a Maryland corporation and we have elected to be taxed as a REIT for federal income tax purposes commencing with our fiscal year ended December 31, 2017.

Operating Results

Comparison of the Year Ended December 31, 2022 to the Year Ended December 31, 2021

At December 31, 2022, we owned 30 Operating Properties and three Development Properties. Our Portfolio Properties comprised over 628,000 leased rentable square feet located in 21 states and were 97% leased to the U.S. government and occupied by 12 different federal government agencies.

At December 31, 2021, we owned 26 Operating Properties and one Development Property. Our Portfolio Properties comprised over 508,000 leased rentable square feet located in 18 states and were 98% leased to the U.S. government and occupied by 12 different federal government agencies.

The following table sets forth our operating results for the years ended December 31, 2022 and 2021:

	For the years ended December 31,
	2022	2021
Revenues	$16,769,599	$14,880,680
Operating expenses
Property operating expenses	5,471,640	4,520,583
Corporate general and administrative	4,503,911	2,940,562
Depreciation and amortization	6,203,199	5,857,818

Total operating expenses	16,178,750	13,318,963
Other expense
Interest expense	9,432,472	8,754,265
Other expense	14,969	—

Total other expense	9,447,441	8,754,265

Net loss	$(8,856,592)	$(7,192,548)

Revenues for the years ended December 31, 2022 and 2021 were $16,769,599 and $14,880,680, respectively. Property operating expenses for the years ended December 31, 2022 and 2021 were $5,471,640 and $4,520,583, respectively. Depreciation and amortization for the years ended December 31, 2022 and 2021 were $6,203,119 and $5,857,818, respectively. The increases in revenues, property operating expenses and depreciation and amortization were primarily attributable to four Operating Properties acquired during the year ended December 31, 2022 as well as a full period of operations for two Operating Properties acquired during the year ended December 31, 2021 and one Development Property that was converted to an Operating Property in June 2021. In addition, the increase in property operating expenses was partly due to increases in utilities, repairs and maintenance and real estate taxes.

Corporate general and administrative for the years ended December 31, 2022 and 2021 was $4,503,911 and $2,940,562, respectively. The increase in corporate general and administrative was primarily attributable to an increase in payroll and employee related costs and equity-based compensation as a result of an increase in our employee headcount from six employees as of December 31, 2021 to ten employees as of December 31, 2022.

Interest expense for the years ended December 31, 2022 and 2021 was $9,432,472 and $8,754,265, respectively. The increase in interest expense was primarily attributed to an increase in interest expense on our senior revolving credit facility with KeyBanc Capital Markets Inc., as sole bookrunner and lead arranger, and KeyBank National Association, as syndication agent and administrative agent (as amended, the “Credit Facility”), as a result of an increase in borrowings and an increase in interest rates.

Non-GAAP Financial Measures

Our reported results are presented in accordance with GAAP. We believe that certain non-GAAP financial measures, including funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), which are not calculated in accordance with GAAP, are useful measures of our operating performance. FFO is a non-GAAP financial measure defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income (computed in accordance with GAAP), excluding (i) depreciation and amortization related to real estate, (ii) gains and losses from the sale of certain real estate assets, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of the depreciable real estate held by the entity. Our calculation of FFO is consistent with Nareit’s definition. We present FFO because we consider it an important supplemental measure of our operating performance, and we believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. AFFO is a non-GAAP financial measure, which we calculate by adjusting FFO for certain non-cash revenue and expenses, such as straight-line rental revenue, amortization of above-/below- market leases, amortization of deferred revenue, non-cash interest expense (including the amortization of deferred financing costs and debt issuance costs), non-cash compensation and recurring capital expenditures. By excluding these income and expense items from FFO, we believe we provide useful information as these items have no cash impact. We present AFFO as we believe it enhances the comparability of our FFO across periods and to the FFO reported by publicly traded REITs.

FFO and AFFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and AFFO or use other definitions of FFO and AFFO and, accordingly, our presentation of these measures may not be comparable to other REITs. FFO and AFFO have limitations as analytical tools and should not be considered in isolation or as substitutes for evaluating our financial condition, results of operations and cash flow in accordance with GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance, nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

The following tables reflect a reconciliation of net loss in FFO and AFFO for the years ended December 31, 2022 and 2021:

	For the years ended December 31,

	2022	2021
Net Loss	$(8,856,592)	$(7,192,548)
Depreciation and amortization of real estate assets	6,203,199	5,857,818

FFO	(2,653,393)	(1,334,730)
Adjustments to FFO:
Straight-line rent and other non-cash adjustments	(55,706)	(43,800)
Amortization of above-/below-market leases	186,911	227,687
Amortization of deferred revenue	(478,373)	(152,967)
Non-cash interest expense	925,430	1,297,897
Non-cash compensation	1,350,508	981,569
Capital expenditures (1)	(362,352)	(213,865)

AFFO	$(1,086,975)	$761,791

(1)	Capital expenditures excludes expenditures for ongoing development projects and reimbursable tenant improvement projects.

Liquidity and Capital Resources

Our business model is intended to drive growth through development and acquisitions. Our Credit Facility and Series C Offering (as defined below) provided us with liquidity through both debt and equity investments. These debt and equity resources provided us with additional capital to continue pursuing our investment strategy. Access to the capital markets is an important factor for our continued success. In November 2019, our common stock, $0.001 par value per share (“Common Stock”), offering pursuant to Regulation A (the “Regulation A Offering”) expired and we did not file a post-qualification amendment to extend the Regulation A Offering. Pursuant to the Regulation A Offering, we issued approximately 891,041 shares of Common Stock, for aggregate gross proceeds of $8,871,660. In August 2020, we raised $90,000,000 in gross proceeds from the sale and issuance of 3,600,000 shares of our 7.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock” and such sale and issuance, the “Series C Offering”), and we may raise additional capital in the future to acquire and develop Government Properties. However, we cannot make assurances that we will be able to raise additional capital on acceptable terms, or at all. As of December 31, 2022, we had approximately $5,250,000 available in cash and cash equivalents and restricted cash.

Liquidity Generally

We anticipate that our cash flows from the sources listed below will provide adequate capital for the next 12 months for all liquidity needs, including the funding of (i) operating expenses and cash dividends and distributions; (ii) property acquisitions under contract; (iii) recurring maintenance and capital expenditures; (iv) payment of principal of, and interest on, outstanding indebtedness; and (v) other investments, consistent with the investment guidelines and investment policies adopted by our Board.

Our long-term liquidity needs, in addition to recurring short-term liquidity needs as discussed above, consist primarily of funds necessary to pay for acquisitions, non-recurring capital expenditures, and scheduled debt maturities. Although we may be able to anticipate and plan for certain of our liquidity needs, unexpected increases in uses of cash that are beyond our control and which affect our financial condition and results of operations may arise, or our sources of liquidity may be fewer than, and the funds available from such sources may be less than, anticipated or required. As of the date of this annual report on Form 1-K, there were no known commitments or events that would have a material impact on our liquidity. As of the date of this annual report on Form 1-K, we have four Government Properties under development which will require approximately $15,100,000 of funding, net of any lump sum reimbursements, through borrowings on our Credit Facility and issuance of our 10.00% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”).

Capital Resources

Our capital resources are substantially related to (i) the Credit Facility and (ii) the Series C Offering.

On August 14, 2020, the Company completed the sale and issuance of 3,600,000 shares of Series C Preferred Stock to qualified investors in a private offering pursuant to exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, for an aggregate purchase price of $90,000,000. After deducting a placement agent fee of $2,835,000, net proceeds to the Company from the Series C Offering were $87,165,000. On August 14, 2020, the Company used $21,846,295 and $61,250,000 of the net proceeds from the Series C Offering to repay in full all outstanding amounts under a $10,500,000 mezzanine loan and amounts outstanding under the Credit Facility, respectively, as of such date.

In December 2021, the Company, through its Operating Partnership, as borrower, amended and restated the credit agreement governing its Credit Facility with KeyBanc Capital Markets Inc., as sole bookrunner and lead arranger, and KeyBank National Association, as syndication agent and administrative agent (the “Credit Agreement”). The Credit Facility has total availability of up to $100,000,000, subject to customary terms and availability conditions. The Credit Facility includes an accordion feature that will permit the Operating Partnership to further increase the commitments available to the Operating Partnership to up to $200,000,000, subject to customary terms and conditions. The Company intends to use the Credit Facility to repay certain indebtedness, fund acquisitions and capital expenditures and provide working capital.

The Company and its subsidiaries that directly own properties included in the Credit Facility’s borrowing base are guarantors under the Credit Facility. The Credit Facility matures on December 3, 2025, with a one-time option to extend the maturity date until December 3, 2026 (the “Extension Period”), subject to certain conditions and the payment of an extension fee.

On April 14, 2023, we, through our Operating Partnership, as borrower, entered into an amendment to the Credit Facility (the “Credit Facility Amendment”). Pursuant to the Credit Facility Amendment, borrowings under the Credit Facility are subject to an interest rate which equals, at our option, either (i) the daily simple Secured Overnight Financing Rate (“SOFR”) (which shall not be less than 0.0%) plus a credit spread adjustment of 10 basis points per annum (the “Credit Spread Adjustment”) plus an applicable margin with a range of 170 to 240 basis points, (ii) term SOFR (which shall not be less than 0.0%) plus the Credit Spread Adjustment plus an applicable margin with a range of 170 to 240 basis points, or (iii) a base rate plus an applicable margin with a range of 70 to 140 basis points, with the applicable margin depending on our fixed charge coverage and consolidated leverage ratios.

In addition, the Company incurs an unused facility fee on the revolving commitments under the Credit Facility Amendment of 0.25% per annum.

The Credit Facility Amendment also contains certain customary financial covenants, as follows: (i) the maximum ratio of consolidated total indebtedness to total asset value (each as defined in the Credit Facility Amendment) may not exceed 0.60 to 1.00, (ii) from and after October 1, 2022, the minimum ratio of adjusted consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to consolidated debt service (each as defined in the Credit Facility Amendment) may not be less than 1.40 to 1.00, (iii) our minimum total liquidity may not be less than $15,000,000, and (iv) the minimum consolidated tangible net worth may not be less than 85.0% of consolidated tangible net worth at the closing date of the Credit Facility Amendment, plus an amount equal to 85.0% of the aggregate net proceeds received from subsequent issuances of the Company’s stock after the closing date of the Credit Facility Amendment. In addition, the Credit Facility Amendment amended the financial covenant testing minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges (each as defined in the Credit Facility Amendment) (“Fixed Charge Coverage Ratio”) from and after October 1, 2022, such that it is only tested during the Extension Period, if any, and if tested, the Fixed Charge Coverage Ratio may not be less than 1.15 to 1.00.

The Credit Facility Amendment also includes other customary covenants, including limits on the percentage of the Company’s total asset value that may be invested in unimproved land, unconsolidated joint ventures, redevelopment and development assets and loans, advances or extensions of credit, and requires that the Company obtain consent for mergers in which the Company is not the surviving entity. The Company’s dividends and distributions are not permitted to exceed 95% of funds from operations (as defined in the Credit Facility Amendment) commencing on and after July 1, 2024. Additionally, the Credit Facility Amendment requires the Company to have received gross proceeds from the issuance of additional shares of the Company’s Series B Preferred Stock in an amount no less than (i) $6,500,000 on or prior to January 31, 2023, (ii) $3,500,000 on or prior to March 31, 2023, and (iii) $3,500,000 on or prior to June 30, 2023. See Note 14 – Subsequent Events to the accompanying consolidated financial statements for details regarding issuances of Series B Preferred Stock subsequent to December 31, 2022.

These financial and restrictive covenants may limit the investments the Company may make and the Company’s ability to make dividends and distributions. As of December 31, 2022, the Company is in compliance with all financial and restrictive covenants under the Credit Facility Amendment. The occurrence of an event of default under the Credit Facility Amendment could result in the termination of the commitments thereunder and in all loans and other obligations becoming immediately due and payable.

As of December 31, 2022, we had borrowed approximately $79,500,000, with approximately $20,500,000 committed and undrawn, and approximately $11,600,000 of availability for borrowing under our Credit Facility.

As of December 31, 2022, we had mortgage notes payable with a balance of approximately $8,900,000. The mortgage notes payable mature in August 2023. The Company intends to repay the mortgage notes payable with borrowings under our Credit Facility at maturity.

Trend Information

Our Company, through our Operating Partnership, is engaged primarily in the acquisition, development, leasing, and disposition of single-tenant properties leased primarily to the U.S. government and administered by the GSA or directly by the federal government agencies or sub-agencies occupying such properties that perform mission-critical functions. As full faith and credit obligations of the United States, these leases offer risk-adjusted returns that are attractive, inasmuch as there continues to be no directly comparable credit quality in the marketplace.

While there can be no assurance, we believe our Credit Facility and the proceeds of the Series C Offering will support our Company’s growth strategy, provide liquidity to recruit and retain qualified personnel, and enhance purchasing power for goods and services in connection with the operation of our Portfolio Properties for the near term.

We are not aware of any material trends, uncertainties, demands, commitments or events, favorable or unfavorable, other than the effect of national economic conditions, such as inflationary pressures and rising interest rates, and the impact of the COVID-19 pandemic on real estate generally, that may reasonably be anticipated to have a material effect on our revenue or income from continuing operations, profitability, liquidity or capital resources, or that would cause our reported financial information to not necessarily to be indicative of future operating results or our financial condition.

Item 3. Directors and Officers

The individuals listed below are our executive officers and directors. The following table and biographical descriptions set forth certain information with respect to such executive officers and directors:

Name	Position	Age	Term of Office
Steven A. Hale II	Chairman and Chief Executive Officer (1)	39	March 2019
Jacqlyn Piscetelli	Chief Financial Officer, Treasurer and Secretary	39	March 2019
John W. Braswell	Chief Operating Officer	53	January 2022
Philip Perry	President	42	January 2022
Brad G. Garner	Director	40	March 2019
Jeffrey S. Stewart	Director	55	March 2019
Anthony J. Sciacca, Jr.	Director	52	September 2019
John R. Linker	Director	47	March 2022

(1)	Mr. Hale previously also served as our President from August 2020 until the appointment of Philip Perry as president in January 2022.

Steven A. Hale II. Mr. Hale has served as our Chairman and Chief Executive Officer since March 2019. He also served as our President from August 2020 until the appointment of Philip Perry as our President in January 2022. Mr. Hale has managed the Hale Partnership Fund LP, MGEN-II Hale Fund LP, Clark-Hale Fund LP, and Hale Medical Office Building Fund, LP, via Hale Partnership Capital Management, LLC (“HPCM”), since September 2010. In November 2017, Mr. Hale was named Chairman of the Board for Stanley Furniture Company, Inc. (since renamed HG Holdings, Inc.). He has served as Chief Executive Officer of HG Holdings, Inc. since March 2018. Prior to founding HPCM, Mr. Hale worked for Babson Capital Management, LLC (“Babson”) where he was responsible for primary coverage of distressed debt investments across a variety of industries including manufacturing, commercial real estate, services, and casinos/gaming. Prior to joining Babson, Mr. Hale was a Leveraged Finance Analyst at Bank of America Securities. Mr. Hale graduated from Wake Forest University in 2005, where he majored in economics, minored in psychology and religion, and was a three-year letterman on the varsity football team. Our Board has concluded that Mr. Hale is qualified to serve as a director by reason of his extensive industry and leadership experience.

Jacqlyn Piscetelli. Ms. Piscetelli has served as our Chief Financial Officer, Treasurer and Secretary since March 2019. Previously, she served as Chief Financial Officer of Stanley Furniture Company, LLC (“Stanley Furniture”) from March 2018 until January 2019 where she directed all finance and accounting operations. Prior to joining Stanley Furniture, Ms. Piscetelli served as the Financial Executive – Governance for the Financial Management group at BB&T Corporation (“BB&T”) from 2016 to 2018 where she managed BB&T’s compliance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002. From 2013 to 2016, Ms. Piscetelli worked in BB&T’s Accounting Policy group where she was primarily responsible for monitoring the issuance of new accounting pronouncements and evaluating their impact on the financial institution. Ms. Piscetelli spent over seven years in public accounting at Ernst & Young LLP (“EY”) in their Assurance practice. At EY, she served both public and private clients with domestic and foreign operations across a variety of industries including manufacturing and distribution, automotive, retail, and financial services. Ms. Piscetelli graduated from Wake Forest University in 2006 with a B.S. and M.S. in Accountancy.

John W. Braswell. Mr. Braswell has served as our Chief Operating Officer since January 2022. Previously, Mr. Braswell served as Senior Vice President of Development for Rooker from October 2009 until December 2021 where he was responsible for the relationship management with GSA contracting officers, tenant agencies, GSA vendors, and GSA project managers. He led research and due diligence of GSA development opportunities by conducting site studies for properties to determine project viability. Mr. Braswell was also heavily involved in the development processes from start to completion of projects. Prior to joining Rooker, Mr. Braswell was the managing member of LBA Properties (“LBA”) and created new lines of GSA development business for LBA including a commercial construction company and property management division. Beginning in 1999, Mr. Braswell spent approximately ten years as owner of a design firm, Braswell & Associates (“B&A”), and developing for GSA. While at B&A, Mr. Braswell developed institutionalized processes for the design, development and construction of state and federally occupied assets. In 1988, Mr. Braswell joined Barnes and Ritchie Architects and served in a number of positions, including lead project manager for the firm.

Philip Perry. Mr. Perry has served as our President since January 2022. Previously, Mr. Perry served as Vice President of Real Estate Development for Rooker from February 2015 until December 2021 where he was responsible for the procurement and development of all government development. Prior to joining Rooker, Mr. Perry was managing director at Studley, Inc. (now Savills) from 2008 until 2015 where he managed the GSA National Broker Contracts in Region 4, managing hundreds of GSA lease procurements directly and via oversight of Studley’s small business subcontractors. Mr. Perry spent approximately three years in public accounting at PricewaterhouseCoopers (“PwC”) in their Assurance practice. At PwC, he served primarily private clients across a variety of industries including manufacturing, retail, professional sports, and broadcasting. Mr. Perry graduated from Georgia Tech in 2003, where he majored in Business Management, and was a four-year letterman on the baseball team. Mr. Perry received his MBA from Georgia Tech in 2005.

Brad G. Garner. Mr. Garner has served as a director of the Company since March 2019. Mr. Garner joined HPCM in 2015 as Chief Financial Officer and Partner. From April 2018 to August 2022, Mr. Garner served as Chief Financial Officer of HG Holdings, Inc. (formerly Stanley Furniture Company, Inc.). Mr. Garner leads real estate efforts and private equity investments for the HPCM entities. He also served as Chief Financial Officer of Best Bar Ever, Inc., a protein bar business from 2015 to 2017. Mr. Garner assisted in raising and structuring a capital investment and successful exit to a strategic partner while overseeing all financial reporting functions during a two-year time horizon. Prior to taking on that role, he spent ten years in public accounting at Dixon Hughes Goodman LLP (“DHG”), the largest public accounting firm headquartered in the Southeast, as a Senior Tax Manager. At DHG, he served domestic closely held companies (specifically pass-through entities) and individuals. These clients represented a variety of industries including manufacturing and distribution, construction and real estate, and financial institutions. Mr. Garner earned a B.S. and M.S. in Accounting from Wake Forest University in 2006. Our Board has concluded that Mr. Garner is qualified to serve as a director by reason of his extensive real estate and financial management experience.

Jeffrey S. Stewart. Mr. Stewart has served as an independent director of the Company since March 2019. Mr. Stewart has been the Chairman of the Foursquare Foundation Investment Committee since 2008. Mr. Stewart also currently sits on Morgan Stanley’s North Haven Credit Advisory Board. Mr. Stewart is a highly experienced portfolio manager with over 25 years of experience investing and researching debt and equity, including equity research at Interstate/Johnson Lane, a financial services company, and fixed income at First Union National Bank, and portfolio management at Babson. Mr. Stewart started his career as a United States Marine in 1985. Three times meritoriously promoted, he was awarded a NROTC scholarship in 1988 and attended UNC Chapel Hill, where he received a BSBA with a concentration in finance and a minor in history with distinction. Our Board has concluded that Mr. Stewart is qualified to serve as a director by reason of his more than 25 years of portfolio management and investment experience.

Anthony J. Sciacca, Jr. Mr. Sciacca has served as an independent director of the Company since September 2019. Mr. Sciacca served as Global Head of Alternative Investments at Barings (formerly known as Babson Capital Management LLC) from 2012 to 2020. Mr. Sciacca was responsible for overseeing the group’s investment activities across real estate private equity, real estate debt, corporate private equity, and real assets. Previously, he served as the Head of Global Business Development at Barings from 2008 to 2012. In this capacity, he drove business development initiatives across Barings’s investment strategies from fixed income to alternative asset markets and oversaw the management of Barings’s institutional and retail relationships globally. He also led the middle-market bank loan business at Barings’s U.S. bank loan team from 2006 to 2008. Mr. Sciacca was a member of Barings’s senior management team and the President of Barings Securities from 2008 to 2012. He was the Head of Structured Credit Origination for the collateralized loan obligation and corporate collateralized debt obligation businesses at Wachovia Securities from 2002 to 2006. Before that, he was a Managing Director at Bear, Stearns & Co. where he was a structured credit market specialist from 2000 to 2002. Mr. Sciacca was an Associate Director at Bank of America from 1996 to 2000. He served as a Financial Services Consultant at Accenture from 1993 to 1996. Mr. Sciacca currently serves as a member of the Board of Directors of National Amateur Sports, National Consumer Title Insurance, Antares Capital, and Monarch National Insurance Company. He received a B.S. degree in Applied Economics from Cornell University in 1993. Our Board has concluded that Mr. Sciacca is qualified to serve as a director by reason of his extensive financial management, investment and consulting experience across multiple organizations.

John R. Linker. Mr. Linker has served as an independent director of the Company since March 2022. Mr. Linker was appointed Executive Vice President and Chief Financial & Operations Officer of Serta Simmons Bedding, LLC effective April 2022. Previously, Mr. Linker served as Executive Vice President and Chief Financial Officer at JELD-WEN Holding, Inc. (“JELD-WEN”) from November 2018 to March 2022. At JELD-WEN, he also served as Senior Vice President of Corporate Development and Investor Relations from 2015 until 2018 and as Treasurer from 2012 to 2015. While at JELD-WEN, Mr. Linker led 15 acquisitions, coordinated the company’s initial public offering and subsequent secondary offerings, led several debt refinancings, and built a high- performing finance team. Prior to joining JELD-WEN, Mr. Linker held the position of Director, Mergers and Acquisitions for the Aerospace Systems division of United Technologies Corporation and its predecessor, Goodrich Corporation, from 2008 to 2012. Mr. Linker began his career in investment banking for Wells Fargo and consulting for Accenture PLC. Mr. Linker holds a B.A. in Economics and International Studies from Duke University and an M.B.A. from The Fuqua School of Business at Duke University. Our Board has concluded that Mr. Linker is qualified to serve as a director by reason of his extensive financial management, investment and consulting experience across multiple organizations.

Executive Compensation

The following table summarizes compensation to our executive officers for the years ended December 31, 2022 and 2021, respectively:

Name	Year	Salary	Bonus		Equity Awards (1) (2) (3)	Option Awards	All Other Compensation	Total Compensation
Steven A. Hale II	2022	$225,000	$—		$100,004	$—	$—	$325,004
Chairman of the Board of Directors, Chief Executive Officer and Past President	2021	$225,000	$—		$225,005	$—	$—	$450,005
Jacqlyn Piscetelli	2022	$200,000	$75,000		$125,003	$—	$—	$400,003
Chief Financial Officer	2021	$150,000	$—		$100,000	$—	$—	$250,000
John W. Braswelll	2022	$200,000	$145,000	(4)	$401,603	$—	$—	$746,603
Chief Operating Officer
Philip Perry	2022	$200,000	$70,000	(4)	$351,604	$—	$—	$621,604
President

(1)

On December 31, 2022, the Company granted 18,485 long-term incentive plan units of partnership interest in the Operating Partnership (“LTIP Units”) to Mr. Hale, 23,106 LTIP Units to Ms. Piscetelli, 23,106 LTIP Units to Mr. Braswell and 13,864 LTIP Units to Mr. Perry, which vested immediately upon the grant date. The fair value of the grant on December 31, 2022 was $5.41 per share, the estimated fair market value (“FMV”) per share of the Company’s Common Stock as of June 30, 2022.

(2)

On January 1, 2022, the Company granted 30,000 LTIP Units to Mr. Braswell and 30,000 LTIP Units to Mr. Perry, which vest over two years. The fair value of the grant on January 1, 2022 was $9.22 per share, the estimated FMV per share of the Company’s Common Stock as of June 30, 2021.

(3)

On December 31, 2021, the Company granted 24,404 LTIP Units to Mr. Hale and 10,846 LTIP Units to Ms. Piscetelli, which vested immediately upon the grant date. The fair value of the grant on December 31, 2021 was $9.22 per share, the estimated FMV per share of the Company’s Common Stock as of June 30, 2021.

(4)	Includes a development fee cash bonus earned in connection with a lease award with respect to one of the Company’s Development Properties.

Director Compensation

In each of 2022 and 2021, the Company granted $42,000 of equity-based compensation in the form of shares of our Common Stock or LTIP Units to each of our non-officer directors. The 2022 grant will vest on December 31, 2023 and the 2021 grant vested on December 31, 2022.

2022 Long Term Incentive Plan

Effective on November 21, 2022, we adopted the HC Government Realty Trust, Inc. 2022 Long Term Incentive Plan (the “2022 LTIP”) to assist us in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company, the Operating Partnership and their affiliates and promoting the creation of long- term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The total number of shares of Common Stock reserved and available for delivery in connection with awards under the 2022 LTIP is 1,500,000, including shares reserved, but not subject to an outstanding equity-based award, under the HC Government Realty Trust, Inc. 2016 Long Term Incentive Plan (the “2016 LTIP”). We issued an aggregate of 535,448 shares of Common Stock and LTIP Units in connection with awards under the 2016 LTIP. No further awards will be made under the 2016 LTIP.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the filing of this annual report, certain information regarding the beneficial ownership of our stock for (1) each person who is the beneficial owner of 10% or more of our outstanding shares of any class of voting stock and (2) each of our directors and executive officers as a group, individually naming each director or executive officer who is the beneficial owner of 10% or more of our outstanding shares of any class of voting stock. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of Common Stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the filing of this report or will become exercisable within 60 days thereof, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	All Executive Officers and Directors[1]	81,480 Shares	N/A	5.1%
Common Stock	HG Holdings, Inc.[2]	300,000 Shares	N/A	18.7%
Series A Preferred Stock	Stewert Lagarde Jr. [3]	7,000 Shares	N/A	22.6%
Series A Preferred Stock	JROI Inc [4]	6,000 Shares	N/A	19.4%
Series A Preferred Stock	Douglas M. Cecil [5]	4,000 Shares	N/A	12.9%
Series A Preferred Stock	Robert R. Kaplan [6]	4,000 Shares	N/A	12.9%
Series A Preferred Stock	Michael and Carol Morgan [7]	4,000 Shares	N/A	12.9%
Series A Preferred Stock	Barry and Elissa Kaplan [8]	4,000 Shares	N/A	12.9%
Series B Preferred Stock	All Executive Officers and Directors[1]	1,275,000 Shares	N/A	55.4%
Series B Preferred Stock	Steven A. Hale II [10]	1,275,000 Shares[9]	N/A	55.4%
Series B Preferred Stock	Hale Partnership Capital Management [2,11]	1,275,000 Shares	N/A	55.4%
Series B Preferred Stock	HG Holdings, Inc.[2]	1,025,000 Shares	N/A	44.6%
Series B Preferred Stock	The Vanderbilt University[12]	500,000 Shares	N/A	21.7%
Series B Preferred Stock	Hale Government Building Fund, LP [13]	425,000 Shares	N/A	18.5%
Series B Preferred Stock	International Church of the Foursquare Gospel[14]	250,000 Shares	N/A	10.9%

[1]	The address of each beneficial owner is 390 S Liberty Street, Suite 100, Winston-Salem, NC 27101.
[2]	The address of HG Holdings, Inc. and HPCM is 2115 E. 7th Street, Suite 101, Charlotte, NC 27804.
[3]	The address of Stewert Lagarde Jr. is 3 Raven Rock Court, Richmond, VA 23229.
[4]	The address of JROI Inc is 3013 Pinto Lane, Las Vegas, NV 89107.
[5]	The address of Douglas M. Cecil is 655 Mourning Dove Drive, Sarasota, FL 34236.
[6]	The address of Robert R. Kaplan is 3827 Old Gun Road West, Midlothian, VA 23113.
[7]	The address of Michael and Carol Morgan is 149 Water Oak Drive, Ponte Vedra Beach, FL 32082.
[8]	The address of Barry and Elissa Kaplan is 132 Walcott Avenue, Staten Island, NY 10314.
[9]	Includes the shares of Series B Preferred Stock directed by HPCM.
[10]	Includes all shares of the Series B Preferred Stock that Steven A. Hale II controls directly or indirectly through affiliated entities of which Steven A. Hale II disclaims beneficial ownership.

[11]

HPCM serves as investment manager or adviser to commingled funds, group trusts and separate accounts (such investment companies, funds, trusts and accounts, collectively referred to as the “Funds”). In certain cases, HPCM may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, HPCM may possess voting and/or investment power over the securities of the Company owned by the Funds and may be deemed to be the beneficial owner of these shares. However, all securities reported on the table are owned by the Funds, and HPCM disclaims beneficial ownership of all of the shares shown. HPCM’s shares include 500,000 shares beneficially owned by The Vanderbilt University, 425,000 shares beneficially owned by Hale Government Building Fund, LP and 250,000 shares beneficially owned by International Church of the Foursquare Gospel, over which HPCM maintains voting control.

[12]	The address of The Vanderbilt University is 2100 West End Ave, Nashville, TN 37203.
[13]	The address of Hale Government Building Fund, LP is 3675 Marine Drive, Greenville, NC 27834.
[14]	The address of International Church of the Foursquare Gospel is 1910 W. Sunset Boulevard, Suite 200, Los Angeles, CA 90026.

Item 5. Interest of Management and Others in Certain Transactions

Series B Preferred Stock Issuances

In September 2021, the Company issued 250,000 shares of its Series B Preferred Stock to an investor affiliated with HPCM, for total proceeds of $2,500,000, to partially fund the development of the property located in Boise, Idaho. Steven A. Hale II, the Company’s Chairman and Chief Executive Officer, is the manager of HPCM. HPCM serves as investment manager or adviser to the Funds. In certain cases, HPCM may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, HPCM may possess voting and/or investment power over the securities of the Company owned by the Funds.

In January 2023, the Company issued 650,000 shares of its Series B Preferred Stock to Hale Government Building Fund, LP (“HGBF”), an investor affiliated with HPCM, for total proceeds of $6,500,000, to partially fund the acquisition of the property located in Everett, Washington.

In March 2023, the Company issued 350,000 shares of its Series B Preferred Stock to HGBF, for total proceeds of $3,500,000, to partially fund the Company’s development projects.

Predecessor Payables

Our Company had outstanding payables to our predecessor for various expenses paid on our behalf by our predecessor in the amount of $408,514. As of the date of this annual report on Form 1-K, this amount remains outstanding.

Item 6. Other Information

None

Item 7. Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

HC Government Realty Trust, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of HC Government Realty Trust, Inc. (a Maryland corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON, LLP

We have served as the Company’s auditor since 2022.

Charlotte, North Carolina

April 27, 2023

HC Government Realty Trust, Inc.

Consolidated Balance Sheets

December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
ASSETS
Investment in real estate, net	$153,629,807	$118,416,451
Cash and cash equivalents	4,945,115	2,889,654
Restricted cash	304,326	222,362
Rents and other tenant receivables, net	1,682,550	1,619,704
Leasehold intangibles, net	14,149,049	11,914,316
Deposits on properties under contract	1,496,500	—
Deferred financing, net	1,353,822	1,774,394
Prepaid expenses and other assets	3,547,831	1,053,432

Total Assets	$181,109,000	$137,890,313

LIABILTIES
Revolving credit facility	$79,500,000	$29,000,000
Mandatorily redeemable preferred stock, net of unamortized deferred offering costs	87,503,036	87,069,192
Mortgages payable, net of unamortized debt issuance costs	8,881,113	9,084,697
Declared dividends and distributions	2,596,996	2,580,639
Accrued interest payable	430,581	139,213
Accounts payable	1,383,446	756,283
Accrued expenses and other liabilities	2,482,689	1,037,582
Deferred revenue	2,593,874	2,764,323
Below-market leases, net	2,188,138	415,319

Total Liabilities	187,559,873	132,847,248

COMMITMENTS AND CONTINGENCIES (Note 13)	—	—
STOCKHOLDERS’ EQUITY
Preferred stock ($0.001 par value, 250,000,000 shares authorized and 2,331,000 shares issued and outstanding at December 31, 2022 and 2021)	2,331	2,331
Common stock ($0.001 par value, 750,000,000 shares authorized, 1,583,124 and 1,569,456 common shares issued and outstanding at December 31, 2022 and 2021, respectively)	1,584	1,570
Additional paid-in capital	37,011,400	35,806,947
Regulation A offering costs	(1,073,754)	(1,172,510)
Accumulated deficit	(15,470,217)	(11,833,167)
Accumulated dividends and distributions	(12,399,838)	(9,174,870)

Total Stockholders’ Equity	8,071,506	13,630,301
Noncontrolling interest in operating partnership	(14,522,379)	(8,587,236)

Total Equity	(6,450,873)	5,043,065

Total Liabilities and Stockholders’ Equity	$181,109,000	$137,890,313

The accompanying notes are an integral part of the consolidated financial statements.

HC Government Realty Trust, Inc.

Consolidated Statements of Operations

For the years ended December 31, 2022 and 2021

	For the years ended

	December 31, 2022	December 31, 2021
Revenues
Rental revenues	$15,813,690	$14,325,786
Real estate tax reimbursements and other revenues	955,909	554,894

Total revenues	16,769,599	14,880,680
Operating expenses
Depreciation and amortization	6,203,199	5,857,818
General and administrative	2,387,775	1,439,533
Professional expenses	765,628	519,460
Real estate taxes	1,482,647	1,297,267
Repairs and maintenance	1,404,100	1,094,644
Janitorial	762,502	750,231
Utilities	1,024,667	677,502
Property management fees	289,046	259,192
Insurance	308,597	281,816
Miscellaneous property expenses	200,081	159,931
Equity-based compensation	1,350,508	981,569

Total operating expenses	16,178,750	13,318,963
Other expense
Interest expense	9,432,472	8,754,265
Loss on involuntary conversion	14,969	—

Net other expense	9,447,441	8,754,265
Net loss	(8,856,592)	(7,192,548)
Less: Net loss attributable to noncontrolling interest in operating partnership	(5,219,542)	(4,176,602)

Net loss attributed to HC Government Realty Trust, Inc.	(3,637,050)	(3,015,946)
Preferred stock dividends	(2,354,250)	(2,168,825)

Net loss attributed to HC Government Realty Trust, Inc. available to common shareholders	$(5,991,300)	$(5,184,771)

Basic and diluted loss per share	$(3.82)	$(3.32)

Basic and diluted weighted-average common shares outstanding	1,570,314	1,560,723

The accompanying notes are an integral part of the consolidated financial statements.

HC Government Realty Trust, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2022 and 2021

	Preferred Series A		Preferred Series B		Common Stock		Additional Paid-in Capital	Offering Costs	Accumulated Deficit	Cumulative Dividends and Distributions	Total Stockholders’ Equity	Noncontrolling Interest in Operating Partnership	Total Equity
	Shares	Par Value	Shares	Par Value	Shares	Par Value
Balance, December 31, 2021	31,000	$31	2,300,000	$2,300	1,569,456	$1,570	$35,806,947	$(1,172,510)	$(11,833,167)	$(9,174,870)	$13,630,301	$(8,587,236)	$5,043,065
Equity-based compensation long-term incentive plan shares	—	—	—	—	—	—	—	—	—	—	—	1,224,489	1,224,489
Equity-based compensation - restricted stock	—	—	—	—	13,668	14	126,005	—	—	—	126,019	—	126,019
Reimbursement of offering costs	—	—	—	—	—	—	—	98,756	—	—	98,756	—	98,756
Dividends and distributions	—	—	—	—	—	—	—	—	—	(3,224,968)	(3,224,968)	(861,642)	(4,086,610)
Allocation of NCI in operating partnership	—	—	—	—	—	—	1,078,448	—	—	—	1,078,448	(1,078,448)	—
Net loss	—	—	—	—	—	—	—	—	(3,637,050)	—	(3,637,050)	(5,219,542)	(8,856,592)

Balance, December 31, 2022	31,000	$31	2,300,000	$2,300	1,583,124	$1,584	$37,011,400	$(1,073,754)	$(15,470,217)	$(12,399,838)	$8,071,506	$(14,522,379)	$(6,450,873)

Balance, December 31, 2020	31,000	$31	2,050,000	$2,050	1,560,452	$1,561	$32,591,467	$(1,271,266)	$(8,817,221)	$(6,143,463)	$16,363,159	$(3,871,359)	$12,491,800
Proceeeds from issuing preferred stock	—	—	250,000	250	—	—	2,499,750	—	—	—	2,500,000	—	2,500,000
Equity-based compensation long-term incentive plan shares	—	—	—	—	—	—	—	—	—	—	—	900,676	900,676
Equity-based compensation - restricted stock	—	—	—	—	9,004	9	80,885	—	—	—	80,894	—	80,894
Reimbursement of offering costs	—	—	—	—	—	—	—	98,756	—	—	98,756	—	98,756
Dividends and distributions	—	—	—	—	—	—	—	—	—	(3,031,407)	(3,031,407)	(805,106)	(3,836,513)
Allocation of NCI in operating partnership	—	—	—	—	—	—	634,845	—	—	—	634,845	(634,845)	—
Net loss	—	—	—	—	—	—	—	—	(3,015,946)	—	(3,015,946)	(4,176,602)	(7,192,548)

Balance, December 31, 2021	31,000	$31	2,300,000	$2,300	1,569,456	$1,570	$35,806,947	$(1,172,510)	$(11,833,167)	$(9,174,870)	$13,630,301	$(8,587,236)	$5,043,065

The accompanying notes are an integral part of the consolidated financial statements.

HC Government Realty Trust, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2022 and 2021

	For the years ended December 31,

	2022	2021

Cash flows from operating activities:
Net loss	$(8,856,592)	$(7,192,548)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	4,628,530	4,328,781
Amortization of acquired lease-up costs	590,748	610,504
Amortization of in-place leases	983,921	918,533
Amortization of above/below-market leases, net	186,911	227,687
Amortization of debt issuance costs	491,587	895,989
Amortization of deferred offering costs	433,844	401,907
Equity-based compensation	1,350,508	981,570
Loss on involuntary conversion	14,969	—
Net change in:
Rents and other tenant receivables, net	(62,846)	(280,372)
Prepaid expenses and other assets	(842,385)	(53,898)
Accrued interest payable	291,368	5,160
Accounts payable	191,065	(294,100)
Accrued expenses and other liabilities	24,414	5,602
Deferred revenue	(170,449)	2,764,323

Net cash (used in) provided by operating activities	(744,407)	3,319,138
Cash flows from investing activities:
Real estate acquisitions	(37,290,725)	(12,273,674)
Development property additions	(3,214,779)	(3,709,076)
Capital and tenant improvements on operating properties	(759,001)	(255,205)
Deposits for properties under contract and post-closing escrow agreement deposits	(2,139,353)	100,000
Insurance proceeds from loss on involuntary conversion	31,786	—

Net cash used in investing activities	(43,372,072)	(16,137,955)
Cash flows from financing activities:
Deferred financing costs	(36,512)	(1,026,797)
Dividends and distributions paid	(3,971,497)	(3,765,380)
Proceeds from sale of preferred stock	—	2,500,000
Borrowings under revolving credit facility	50,500,000	13,350,000
Mortgage principal payments	(238,087)	(225,737)

Net cash provided by financing activities	46,253,904	10,832,086
Net increase (decrease) in Cash and cash equivalents and Restricted cash	2,137,425	(1,986,731)
Cash and cash equivalents and Restricted cash, beginning of year	3,112,016	5,098,747

Cash and cash equivalents and Restricted cash, end of year	$5,249,441	$3,112,016

Supplemental cash flow information:
Cash paid for interest	$1,994,446	$1,188,429
Non cash investing and financing activities:
Reimbursement of offering costs	$98,756	$98,756
Recognition of operating lease right-of-use assets and related lease liabilities in connection with the adoption of ASC 842	1,259,809	—
Recognition of operating lease right-of-use asset and related lease liability entered into during the period	92,829	—
Additions to real estate acquisitions accrued, not paid	72,386	—
Additions to development properties accrued, not paid	352,393	—
Capital and tenant improvements to operating properties accrued, not paid	151,760	—

The accompanying notes are an integral part of the consolidated financial statements.

HC Government Realty Trust, Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

1.	Organization

HC Government Realty Trust, Inc. (the “REIT”), a Maryland corporation, was formed on March 11, 2016 to primarily source, acquire, develop, own and manage built-to-suit and renovated-to-suit, single-tenant properties leased by the U.S. government (“Government Properties”). The REIT focuses primarily on Government Properties within size ranges of 10,000 to 100,000 rentable square feet, and in their initial lease term after original construction or renovation-to-suit. Further, the REIT emphasizes Government Properties that perform mission critical functions. Leases associated with Government Properties are full faith and credit obligations of the United States of America and are administered by the U.S. General Services Administration or directly through the occupying federal agencies or sub-agencies occupying such properties (collectively, the “GSA”).

The REIT owns its properties through the REIT’s subsidiary, HC Government Realty Holdings, L.P., a Delaware limited partnership (“Operating Partnership” and together with the REIT, the “Company”). The Operating Partnership invests through wholly-owned special purpose limited liability companies, or special purpose entities (“SPEs”). As of December 31, 2022, the REIT owned approximately 52.0% of the aggregate common limited partnership interests in our Operating Partnership, or common units, and all of the preferred limited partnership interests in our Operating Partnership, or preferred units.

The consolidated financial statements include the accounts of the Operating Partnership and related SPEs and the accounts of the REIT. As of December 31, 2022, our portfolio consisted of 30 Government Properties that are leased to and occupied by U.S. government tenant agencies, which we refer to as our “Operating Properties,” as well as three Government Properties in which we are engaged in a development capacity, which we refer to as our “Development Properties.” We refer to our Operating Properties and our Development Properties collectively as our “Portfolio Properties.” As of December 31, 2022, our Portfolio Properties contained approximately 628,000 leased rentable square feet located in 21 states and were 97% leased to the U.S. government. Based on leased rentable square feet, our Portfolio Properties have a weighted average remaining lease term as of December 31, 2022 of 9.5 years if none of the tenants’ early termination rights are exercised and 5.9 years if all of the tenants’ early termination rights are exercised. The Company operates as an umbrella partnership real estate investment trust and has elected to be treated as a real estate investment trust for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with the taxable year ended December 31, 2017.

2.	Significant Accounting Policies

Basis of Accounting and Consolidation Basis - The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with principles generally accepted in the United States of America (“GAAP”) and include the accounts of the REIT, the Operating Partnership and 33 SPEs as of December 31, 2022. Of the SPEs, 30 are wholly-owned entities that are consolidated based upon the Company having a controlling financial interest, and three are consolidated variable interest entities based upon management’s determination that the Operating Partnership has a variable interest in the entities and is the primary beneficiary. Intercompany accounts and transactions are eliminated in consolidation. The results of operations of companies or assets acquired are included from the dates of acquisition.

These statements include all adjustments necessary for a fair presentation of the results of all periods reported herein. All such adjustments are of a normal recurring nature.

Use of Estimates - The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Cash, Cash Equivalents and Restricted Cash - Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased. Restricted cash consists of amounts escrowed for future real estate taxes, insurance, and capital expenditures, as required by certain of the Company’s mortgage debt agreements. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the totals of the same such amounts presented in the Consolidated Statements of Cash Flows:

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$4,945,115	$2,889,654
Restricted cash	304,326	222,362

Cash, cash equivalents and restricted cash	$5,249,441	$3,112,016

At times, the Company’s cash and cash equivalents balance deposited with financial institutions may exceed federally insurable limits. The Company maintains separate bank accounts at the Operating Partnership and SPE level. At December 31, 2022, two accounts had approximately $4,358,000 in excess of insured limits; all others were below the insurable limits. The Company mitigates this risk by depositing funds with major financial institutions. The Company has not experienced any losses in connection with such deposits.

Investment in Real Estate – Investment in real estate, net is comprised of all tangible assets held by the Company for rent or development. Real estate assets are recognized at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Costs incurred that extend the useful life of the real estate investment are capitalized. Third party costs related to asset acquisitions are capitalized. Development, re-development, and certain costs directly related to the improvement of real properties are capitalized.

In accordance with the Financial Accounting Standards Board (“FASB”) guidance on business combinations, the Company determines the fair value of the real estate assets acquired on an “as if vacant” basis.

Management estimates the “as if vacant” value considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as if vacant” fair value is allocated to land, buildings and improvements based on relevant information obtained in connection with the acquisition of the property, including appraisals and property tax assessments.

Above-market and below-market lease values are determined on a lease-by-lease basis based on the present value (using an interest rate that reflects the risk associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) management’s estimate of the fair market lease rate for the corresponding space over the remaining non-cancellable terms of the related leases. Above (below) market lease values are recorded as leasehold intangibles and are recognized as an increase or decrease in rental income over the remaining non-cancellable term of the lease. Amortization relating to above (below) market leases for the years ended December 31, 2022 and 2021 was $186,911 and $227,687, respectively, and was recorded as a net reduction to rental revenues.

In-place leases are valued based on the net rents earned that would have been foregone during an assumed lease-up period. Lease-up costs are valued based upon avoided brokerage fees. In-place leases and lease-up costs are amortized over the remaining non-cancellable term of the leases.

Management utilizes independent third parties to assist with the determination of fair value of the various tangible and intangible assets that are acquired. The difference between the total of the calculated values described above, and the actual purchase price plus acquisition costs, is allocated pro-rata to each component of calculated value.

The Company capitalizes pre-development costs incurred in pursuit of new development opportunities for which the future development is probable. For properties under development or redevelopment, the Company capitalizes interest expense, real estate taxes and direct and indirect project costs associated with the development and redevelopment activities. With respect to the capitalization of interest expense, if there is a specific borrowing for the property undergoing development activities, the Company applies the interest rate of that borrowing to the average accumulated expenditures that do not exceed such borrowing. If there are no specific borrowings, the Company applies its weighted average interest rate on its senior revolving credit facility to the average accumulated expenditures. The Company capitalizes costs while development activities are underway until the building is substantially complete and ready for its intended use, at which time rental income recognition commences and rental operating costs, real estate taxes, insurance, and other subsequent carrying costs are expensed as incurred.

Depreciation of an asset begins when it is available for use and is calculated using the straight-line method over its estimated useful life. Range of useful lives for depreciable assets are as follows:

Category	Term
Buildings	40 years
Building and site improvements	5 - 40 years
Tenant improvements	Shorter of remaining life of the lease or useful life

Tenant Improvements - As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the remaining lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of rental revenue. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g., unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease.

Leases - The Company’s real estate is leased to tenants on a modified gross lease basis. The leases provide for a minimum rent which is generally flat during the non-cancellable term of the lease and includes a reimbursement for certain operating costs of the property. The operating cost reimbursement is established at lease commencement and is subject to annual adjustment based on changes in the consumer price index. Operating expenses include repairs and maintenance, cleaning, landscaping, and utilities. The lessee is also required by the lease to reimburse the Company for real estate taxes over the real estate tax base year. The real estate tax base year is established as the real estate taxes incurred during the first full tax year after lease commencement or otherwise as defined in the lease. In some cases, the leases provide the tenant with renewal options, subject to generally the same terms and conditions of the initial term of the lease. The Company accounts for its leases using the operating method.

Impairment – Real Estate - The Company reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. To determine if impairment may exist, the Company reviews its properties and identifies those that have experienced either a change or an event or circumstance warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such property. For the year ended December 31, 2022, the Company recognized approximately $47,000 of impairment charges related to roof damage from storms at its property located in Monroe, Louisiana, which is included in Loss on involuntary conversion in the Consolidated Statements of Operations. The Company did not recognize any impairment charges for the year ended December 31, 2021.

Organizational, Offering and Related Costs - Organizational and offering costs of the Company are presented as a reduction of stockholders’ equity within the Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ Equity. Organizational and offering costs represent expenses incurred in connection with the formation of the Company and the filing of the Company’s securities offering pursuant to Regulation A.

Revenue Recognition - Revenue includes base rent due from tenants in accordance with the terms of the respective lease. The Company recognizes rental income on a straight-line basis over the non-cancellable term of the respective lease. Revenue also includes reimbursement income from the recovery of all or a portion of operating expenses and real estate taxes and is recognized in the same periods as the related expenses are incurred. For newly acquired properties, the Company begins to recognize rental income from leases concurrently with the date of the property acquisition closing. Revenue also includes the amortization or accretion of acquired above (below) market leases over the remaining non-cancellable term of the lease.

Rents and Other Tenant Receivables, net - Rents and other tenant receivables represent amounts billed and due from tenants. When a portion of the tenants’ receivable is estimated to be uncollectible, an allowance for doubtful accounts is recorded. Due to the high credit-worthiness of the tenants, there were no allowances as of December 31, 2022 and 2021. The Company had a straight-line rent receivable of $128,647 and $82,000 as of December 31, 2022 and 2021, respectively.

Income Taxes – The REIT has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury regulations relating to REIT qualification beginning with its fiscal year ended December 31, 2017. In order to maintain this REIT status, the regulations require the REIT to distribute at least 90% of its taxable income to stockholders and meet certain other asset and income tests, as well as other requirements. If the REIT fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it fails to qualify. If the REIT loses its REIT status, it cannot elect to be taxed as a REIT for the four taxable years following the year it loses its REIT status unless the REIT’s failure to qualify was due to reasonable cause and certain other conditions were satisfied.

Management analyzes the Company’s tax filing positions in the U.S. federal, state, and local jurisdictions where the Company is required to file income tax returns for all open tax years. If, based on this analysis, management determines that uncertainties in tax positions exist, a liability is established along with an estimate for interest and penalty. Management has determined that there were no uncertain tax positions at December 31, 2022 and 2021; accordingly, no associated interest and penalties were required to be accrued at December 31, 2022 and 2021.

Noncontrolling Interest - Noncontrolling interest represents the common units in the Operating Partnership not attributable to the REIT. The noncontrolling interest is calculated by multiplying the noncontrolling interest ownership percentage at the balance sheet date by the Operating Partnership’s outstanding common equity. The noncontrolling interest ownership percentage is calculated by dividing the Operating Partnership common units not owned by the REIT by the total Operating Partnership common units outstanding. The noncontrolling interest ownership percentage will change as additional common units are issued or as common units are exchanged for the REIT’s common stock. Subsequent changes in the noncontrolling interest value are recorded to additional paid-in capital. Accordingly, the value of the noncontrolling interest is included in the equity section of the Consolidated Balance Sheets but presented separately from the REIT’s equity. The noncontrolling interest was 48.0% and 45.8% at December 31, 2022 and 2021, respectively.

Deferred Costs – Deferred financing fees include costs incurred in obtaining debt. For debt other than a line-of credit arrangement, deferred financing fees are capitalized and presented as a direct reduction from the carrying amount of the associated debt liability within the Consolidated Balance Sheets. Deferred financing fees related to line-of-credit arrangements are capitalized and presented as an asset within the Consolidated Balance Sheets. Deferred financing fees are amortized through interest expense over the life of the respective loans on a basis which approximates the effective interest method for debt other than a line-of credit arrangement or straight-line over the contractual term of the arrangement for a line-of-credit arrangement. Any unamortized amounts upon early repayment of debt are written off in the period of repayment as a loss on extinguishment of debt.

The Company capitalizes certain legal, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. In the event an equity financing is no longer considered probable of being consummated, all deferred offering costs are written off in the period such determination is made. For equity financings classified as equity, deferred offering costs are recorded in stockholders’ equity as a reduction of additional paid-in capital against the offering proceeds. For equity financings required to be classified as a liability, these costs are capitalized and presented as a direct reduction from the gross proceeds from the equity financing within the Consolidated Balance Sheets.

Deferred Revenue – Deferred revenue primarily consists of lump sum reimbursements made by tenants to the Company for landlord improvements in excess of a tenant improvement allowance. Lump sum reimbursements are recorded as deferred revenue on the Consolidated Balance Sheets and are amortized over the non-cancellable lease term through revenue.

Equity-Based Compensation – The Company grants equity-based compensation awards to its officers, employees, and non-employee directors in the form of restricted shares of common stock and long-term incentive plan units in the Operating Partnership (“LTIP Units”). The Company recognizes compensation expense for non-vested restricted shares of common stock and LTIP Units granted to officers, employees, and non-employee directors on a straight-line basis over the requisite service and/or performance period based upon the fair market value of the shares on the date of grant. Forfeitures are recognized as they occur.

Earnings (Loss) Per Share - Basic earnings (loss) per share is based on the weighted effect of all common shares issued and outstanding and is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares used in the basic earnings (loss) per share calculation plus the number of common shares, if any, that would be issued assuming conversion of all potentially dilutive securities outstanding.

The following securities were not included in the computation of the Company’s diluted loss per share as their effect would be anti-dilutive.

	As of December 31,

	2022	2021
Potentially dilutive securities outstanding
Convertible common units	1,118,416	1,118,416
Convertible long-term incentive plan units	342,793	209,631
Convertible preferred stock	4,344,386	2,620,473

Total potentially dilutive securities	5,805,595	3,948,520

Recently Adopted Accounting Pronouncements - In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for in the same manner as operating leases prior to the adoption of ASU 2016-02.

In July 2018, the FASB issued ASU No. 2018-11, Target Improvements to Topic 842 Leases (“ASU 2018-11”). ASU 2018-11 provides lessors a practical expedient to not separate nonlease components from the associated lease component if the timing and pattern of transfer for the lease and nonlease components are the same and if the lease component, if accounted for separately, would be classified as an operating lease. Lease components are elements of an arrangement that provide the customer with the right to use an identified asset. Nonlease components are distinct elements of a contract that are not related to securing the use of the leased asset and revenue is recognized in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts and Customers (“ASC 606”). The Company assessed and concluded that the timing and pattern of transfer for nonlease components and the associated lease component are the same. The Company determined that the predominant component was the lease component and as such the Company has made a policy election to account for and present the lease component and the nonlease component as a single component in the revenue section of the Consolidated Statements of Operations. The application of the practical expedient did not result in a material change to the recognition of rental income.

The Company adopted ASU 2016-02 on January 1, 2022 using the modified retrospective transition method. Further, the Company has elected to apply the package of practical expedients, which allowed the Company, as both the lessor and lessee, to not reassess all of its leases that had commenced as of January 1, 2022.

As of January 1, 2022, the Company recognized an operating lease right-of-use asset and related operating lease liability of approximately $1,260,000 on the accompanying Consolidated Balance Sheets, related to the leases where the Company is the lessee. The lease liability associated with these leases is reflected on the Company’s Consolidated Balance Sheets within Accrued expenses and other liabilities and the right-of-use asset is reflected on the Company’s Consolidated Balance Sheets within Prepaid expenses and other assets. Associated lease expense will be recognized on a straight-line basis over the expected lease term based on the total lease payments.

In April 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”), which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting; particularly as it relates to the risk of cessation of LIBOR. The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by this ASU do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The Company has determined that these elections did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

3.	Variable Interest Entities

With respect to the three SPEs where Holmwood Capital, LLC (“Holmwood”) assigned to the Operating Partnership all its rights, title and interest in and to any and all profits, losses and distributed cash flow, management determined these SPEs to be variable interest entities (“VIEs”) in which the Operating Partnership has a variable interest and that Holmwood equity holders lacked the characteristics of a controlling financial interest. The Company determined in accordance with FASB ASC Topic 810 “Consolidation” to consolidate these SPEs. On March 27, 2023, the Operating Partnership completed the transfer of the membership interest of these three SPEs, such that they are now wholly-owned by the Operating Partnership. See Note 14 – Subsequent Events for further details.

The following table presents a summary of the VIEs’ assets and liabilities at December 31, 2022 and 2021, which are included on the Company’s Consolidated Balance Sheets. The assets in the table below includes those assets that can only be used to settle obligations of the VIEs and the liabilities include third-party liabilities of the VIEs only, and for which creditors or beneficial interest holders do not have recourse to the Company. The assets and liabilities exclude intercompany balances that eliminate in consolidation.

	December 31, 2022	December 31, 2021
Assets:
Investment in real estate, net	$10,156,425	$10,467,017
Cash and cash equivalents	30,979	17,155
Restricted cash	304,326	222,362
Rents and other tenant receivables, net	170,052	185,437
Leasehold intangibles, net	—	20,332
Prepaids and other assets	—	1,676

Total assets	$10,661,782	$10,913,979

Liabilities:
Mortgages payable, net of unamortized debt issuance costs	$8,881,113	$9,084,697
Accrued interest payable	40,372	41,451
Accounts payable	12,351	10,891
Accrued expenses and other liabilities	83,594	123,382
Below-market leases, net	—	1,310

Total liabilities	$9,017,430	$9,261,731

Net assets	$1,644,352	$1,652,248

4.	Investment in Real Estate, Net

The following is a summary of the Company’s investment in real estate, net as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Land	$20,713,116	$14,647,342
Buildings and improvements	126,734,427	101,566,681
Site improvements	4,089,252	2,103,738
Tenant improvements	18,634,723	14,296,765
Construction in progress	3,103,915	839,498

	173,275,433	133,454,024
Accumulated depreciation	(19,645,626)	(15,037,573)

Investment in real estate, net	$153,629,807	$118,416,451

Depreciation expense for the years ended December 31, 2022 and 2021 was $4,608,053 and $4,311,886, respectively.

During the year ended December 31, 2022, the Company acquired four Operating Properties. These properties were acquired with leases in place with the U.S. government. The following is a summary of the property location, acquisition date, rentable square feet, and the remaining non-cancellable lease term at the time of acquisition:

Location	Acquisition Date	Rentable Sq Ft	Remaining Non-Cancellable Lease Term at Acquisition Date
Fort Smith, Arkansas	9/9/2022	41,106	19.3 years
Hobbs, New Mexico	12/9/2022	23,114	8.9 years
Owensboro, Kentucky	12/14/2022	12,480	9.7 years
Benton Harbor, Michigan	12/15/2022	22,731	14.8 years

Pursuant to a purchase and sale agreement dated October 6, 2020 and with respect to the Company’s Lakewood, Washington property, the Company funded an additional $323,000 into an escrow account at closing in connection with a potential purchase price adjustment pending the resolution of certain lease provisions. In May 2022, the Company and the seller resolved the matter and the escrowed funds were released to the seller as additional purchase price. The Company allocated the additional purchase price pro-rata to each component of tangible and intangible assets that were acquired based on their relative fair value.

On October 4, 2022, the Company acquired one property that is under development in Sebring, Florida with a lease in place with the U.S. government. Upon completion of the development project, the 10-year non-cancellable lease will commence. The project is expected to be completed in the third quarter of 2024.

During the year ended December 31, 2021, the Company acquired two Operating Properties. These properties were acquired with leases in place with the U.S. government. The following is a summary of the property location, acquisition date, rentable square feet, and the remaining non-cancellable lease term at the time of acquisition:

Location	Acquisition Date	Rentable Sq Ft	Remaining Non-Cancellable Lease Term at Acquisition Date
Van Buren, Missouri	6/14/2021	16,000	8.6 years
Houston, Texas	9/10/2021	21,019	8.5 years

On September 28, 2021, the Company acquired one property that is under development in Boise, Idaho with a lease in place with the U.S. government. Upon completion of the development project, the 15-year non-cancellable lease will commence. The project is expected to be completed in the second quarter of 2023.

A summary of the allocated purchase price, based on estimated fair values, for the acquisitions completed during the years ended December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Land	$6,065,774	$1,945,694
Buildings and improvements	25,018,268	5,343,224
Tenant improvements	3,790,644	1,126,788
Site improvements	1,964,529	553,194
Construction in progress	—	729,059
Acquired in-place leases	2,474,090	1,889,157
Acquired lease-up costs	1,632,412	701,380
Above-market leases	43,506	60,673
Below-market leases	(1,989,384)	(75,495)

Total	$38,999,839	$12,273,674

During the year ended December 31, 2022, the Company included $519,563 of revenues and $152,118 of net income in the Consolidated Statements of Operations related to the Operating Properties acquired in 2022. During the year ended December 31, 2021, the Company included $383,802 of revenues and $66,137 of net loss in the Consolidated Statements of Operations related to the Operating Properties acquired in 2021.

The intangible assets and liabilities of the acquired properties have an aggregate weighted average amortization period of 15.0 years and 8.1 years as of December 31, 2022 and 2021, respectively.

5.	Leasehold Intangibles, net

The following is a summary of the Company’s leasehold intangibles as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Acquired in-place leases	$11,497,413	$9,023,323
Acquired lease-up costs	7,066,928	5,434,516
Acquired above-market leases	3,951,213	3,907,707
Leasing commissions	62,870	—

	22,578,424	18,365,546
Accumulated amortization	(8,429,375)	(6,451,230)

Leasehold intangibles, net	$14,149,049	$11,914,316

Amortization of in-place leases and lease-up costs was $1,574,669 and $1,529,037 for the years ended December 31, 2022 and 2021, respectively.

Amortization of acquired above market leases resulted in a reduction to rental revenue of $403,476 and $439,622 for the years ended December 31, 2022 and 2021, respectively.

Future amortization of acquired in-place lease value, acquired lease-up costs and acquired above market leases as of December 31, 2022 is as follows:

Year Ended	Intangible Lease Costs
2023	$1,994,052
2024	1,912,731
2025	1,835,216
2026	1,829,096
2027	1,594,512
Thereafter	4,983,442

Total	$14,149,049

The weighted-average amortization period is approximately 9.3 years.

6.	Below-Market Leases, net

The Company’s intangible liabilities consist of acquired below-market leases. The following is a summary of the Company’s intangible liabilities as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Acquired below-market leases	$3,306,297	$1,316,913
Accumulated amortization	(1,118,159)	(901,594)

Below-market leases, net	$2,188,138	$415,319

Amortization of below-market leases resulted in an increase in rental revenue of $216,565 and $211,935 for the years ended December 31, 2022 and 2021, respectively.

The future amortization of acquired below market leases as of December 31, 2022 is as follows:

Year Ended	Below Market Leases
2023	$276,273
2024	223,066
2025	152,478
2026	152,478
2027	152,478
Thereafter	1,231,365

Total	$2,188,138

The weighted-average amortization period is approximately 12.6 years.

7.	Debt

The following table summarizes the Company’s outstanding indebtedness as of December 31, 2022 and 2021:

	Interest		Principal Outstanding

Loan	Rate	Maturity	December 31, 2022	December 31, 2021
Senior revolving credit facility:
Senior revolving credit facility	L + 170bps	December 2025	$79,500,000	$29,000,000

Total senior revolving credit facility			79,500,000	29,000,000
Mortgage notes payable
Lorain, Ohio, Jonesboro, Arkansas and Port Saint Lucie, Florida	5.265%	August 2023	8,904,780	9,142,867

Total mortgage notes payable			8,904,780	9,142,867
Less: Total unamortizd debt issuance costs			(23,667)	(58,170)

Total mortgage payable, net			8,881,113	9,084,697

Total debt			$88,381,113	$38,084,697

Senior Revolving Credit Facility

In December 2021, the Company, through its Operating Partnership, amended and restated its senior revolving credit facility (as amended, the “Credit Facility”) with KeyBanc Capital Markets, Inc., as sole bookrunner and lead arranger, and KeyBank National Association, as syndication agent and administrative agent. The Credit Facility has total availability of up to $100,000,000, subject to customary terms and availability conditions. The Credit Facility includes an accordion feature that will permit the Operating Partnership to further increase the commitments available to the Operating Partnership to up to $200,000,000, subject to customary terms and conditions. The Company intends to use the Credit Facility to repay certain indebtedness, fund acquisitions and capital expenditures and provide working capital.

The Company and its subsidiaries that directly own properties included in the Credit Facility’s borrowing base are guarantors under the Credit Facility. The Credit Facility matures on December 3, 2025, with a one-time option to extend the maturity date until December 3, 2026 (the “Extension Period”), subject to certain conditions and the payment of an extension fee.

On April 14, 2023, the Company, through its Operating Partnership, as borrower, entered into an amendment to the Credit Facility (the “Credit Facility Amendment”). Pursuant to the Credit Facility Amendment, borrowings under the Credit Facility are subject to an interest rate which equals, at the Company’s option, either (i) the daily simple Secured Overnight Financing Rate (“SOFR”) (which shall not be less than 0.0%) plus a credit spread adjustment of 10 basis points per annum (the “Credit Spread Adjustment”) plus an applicable margin with a range of 170 to 240 basis points, (ii) term SOFR (which shall not be less than 0.0%) plus the Credit Spread Adjustment plus an applicable margin with a range of 170 to 240 basis points, or (iii) a base rate plus an applicable margin with a range of 70 to 140 basis points, with the applicable margin depending on the Company’s fixed charge coverage and consolidated leverage ratios. In addition, the Company incurs an unused facility fee on the revolving commitments under the Credit Facility Amendment of 0.25% per annum.

The Credit Facility Amendment also contains certain customary financial covenants, as follows: (i) the maximum ratio of consolidated total indebtedness to total asset value (each as defined in the Credit Facility Amendment) may not exceed 0.60 to 1.00, (ii) from and after October 1, 2022, the minimum ratio of adjusted consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to consolidated debt service (each as defined in the Credit Facility Amendment) may not be less than 1.40 to 1.00, (iii) the Company’s minimum total liquidity may not be less than $15,000,000, and (iv) the minimum consolidated tangible net worth may not be less than 85.0% of consolidated tangible net worth at the closing date of the Credit Facility Amendment, plus an amount equal to 85.0% of the aggregate net proceeds received from subsequent issuances of the Company’s stock after the closing date of the Credit Facility Amendment. In addition, the Credit Facility Amendment amended the financial covenant testing minimum ratio of adjusted consolidated EBITDA to consolidated fixed charges (each as defined in the Credit Facility Amendment) (“Fixed Charge Coverage Ratio”) from and after October 1, 2022, such that it is only tested during the Extension Period, if any, and if tested, the Fixed Charge Coverage Ratio may not be less than 1.15 to 1.00.

The Credit Facility Amendment also includes other customary covenants, including limits on the percentage of the Company’s total asset value that may be invested in unimproved land, unconsolidated joint ventures, redevelopment and development assets and loans, advances or extensions of credit, and requires that the Company obtain consent for mergers in which the Company is not the surviving entity. The Company’s dividends and distributions are not permitted to exceed 95% of funds from operations (as defined in the Credit Facility Amendment) commencing on July 1, 2024 and thereafter. Additionally, the Credit Facility Amendment requires the Company to have received gross proceeds from the issuance of additional shares of the Company’s 10.00% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) in an amount no less than (i) $6,500,000 on or prior to January 31, 2023, (ii) $3,500,000 on or prior to March 31, 2023, and (iii) $3,500,000 on or prior to June 30, 2023. See Note 14 – Subsequent Events for details regarding issuances of Series B Preferred Stock subsequent to December 31, 2022.

These financial and restrictive covenants may limit the investments the Company may make and the Company’s ability to make dividends and distributions. As of December 31, 2022, the Company was in compliance with all financial and restrictive covenants under the Credit Facility Amendment. The occurrence of an event of default under the Credit Facility Amendment could result in the termination of the commitments thereunder and in all loans and other obligations becoming immediately due and payable.

As of December 31, 2022 and 2021, the Company had $79,500,000 and $29,000,000 outstanding and approximately $20,500,000 and $71,000,000 committed and undrawn under the Credit Facility, respectively. As of December 31, 2022, the Company had approximately $11,600,000 of availability for borrowing under the Credit Facility. The weighted average interest rate on the outstanding borrowings was 5.98% and 1.81% as of December 31, 2022 and 2021, respectively. The fair value of the Credit Facility approximates its carrying value.

Mortgage Notes Payable

The Company’s fixed rate mortgage notes payable balances, excluding unamortized debt issuance costs, were $8,904,780 and $9,142,867 as of December 31, 2022 and 2021, respectively. There were no variable rate mortgage notes payable as of December 31, 2022 and 2021.

As of December 31, 2022 and 2021, the Company had unamortized debt issuance costs of $23,667 and $58,170, respectively, in connection with its mortgage notes payables.

The mortgage notes payable are collateralized by the specific properties to which the mortgage notes payable pertain. The carrying amount of real estate that serves as collateral for these mortgages as of December 31, 2022 and 2021 was $10,156,426 and $10,467,017, respectively.

The following table summarizes the Company’s aggregate debt maturities based on outstanding principal as of December 31, 2022:

Year Ended	Future Principal Payments
2023	$8,904,780
2024	—
2025	79,500,000

Total	$88,404,780

8.	Mandatorily Redeemable Preferred Stock

On August 14, 2020, the Company completed the sale and issuance of 3,600,000 shares of the Company’s 7.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) at $25.00 per share to qualified investors in a private offering pursuant to exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for an aggregate purchase price of $90,000,000 (the “Series C Offering”). Net proceeds from the Series C Offering were $86,521,914, after deducting the placement agent fee and legal and other professional fees paid in connection with the Series C Offering, and are presented on the Company’s Consolidated Balance Sheets as mandatorily redeemable preferred stock, net of unamortized deferred offering costs.

The Company used the net proceeds from the Series C Offering primarily to acquire new Government Properties, repay a portion of the indebtedness outstanding under the Credit Facility, fully repay the Company’s mezzanine debt, purchase existing shares of the Company’s 7.00% Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) and for general corporate purposes.

The Series C Preferred Stock has an aggregate liquidation preference of $90,000,000, plus any accrued and unpaid dividends thereon. The Series C Preferred Stock is senior to the Company’s common stock, Series A Preferred Stock and Series B Preferred Stock and any class or series of capital stock expressly designated as ranking junior to the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up. The Series C Preferred Stock ranks on a parity with any class or series of the Company’s capital stock expressly designated as ranking on a parity with the Series C Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up.

The Series C Preferred Stock is mandatorily redeemable by the Company on August 14, 2027 (“Mandatory Redemption Date”) at a redemption price equal to the $25.00 liquidation preference per share, plus the amount of any accrued and unpaid dividends on the Series C Preferred Stock. The Series C Preferred Stock is not redeemable prior to August 14, 2023 except (i) in order to preserve the REIT’s qualification as a REIT, (ii) upon the occurrence of a Change of Control (as defined in the Articles Supplementary classifying and designating the Series C Preferred Stock) and (iii) at any time that the aggregate distributions to the holders of Series C Preferred Stock result in a multiple on invested capital equal to the $25.00 liquidation preference per share plus the product of (x) the dividend rate of 7.00% per annum of the $25.00 liquidation preference per share and (y) three.

The Company may, at its option, redeem the Series C Preferred Stock, in whole or in part, at any time on or after August 14, 2023 at a redemption price equal to $25.00 per share, plus the amount of any accrued and unpaid dividends (whether or not declared).

Holders of the Series C Preferred Stock generally have no voting rights. However, the affirmative vote of at least two-thirds of the outstanding shares of the Series C Preferred Stock (voting as a separate class) is required to amend the Company’s charter (including the Articles Supplementary classifying and designating the Series C Preferred Stock) in a manner that materially and adversely affects the rights of the holders of the Series C Preferred Stock

If the Company fails to redeem the Series C Preferred Stock by the Mandatory Redemption Date, and such non-compliance remains uncured by the Company on the nine-month anniversary following the Mandatory Redemption Date (a “Failed Redemption”), holders of Series C Preferred Stock shall have the right to elect a majority of the members of the Company’s Board of Directors (the “Board”) at a special meeting scheduled by the Company to be held no later than 90 days after the Failed Redemption. The number of directors will be automatically increased to such number as is necessary to enable the holders of Series C Preferred Stock to exercise such right. If, at any time following a Failed Redemption, the Company completes the redemption, the terms of any and all directors elected by the holders of Series C Preferred Stock will automatically expire immediately following such redemption and the number of directors will be automatically decreased by a corresponding number.

In accordance with FASB ASU No. 2017-11, “Distinguishing Liability from Equity” (Topic 480), the Company has classified the Series C Preferred Stock as a liability as it has characteristics that require liability classification. The Series C Preferred Stock is presented as mandatorily redeemable preferred stock, net of unamortized deferred offering costs, on the Company’s Consolidated Balance Sheets. Further, the related dividend payments are recorded as a component of interest expense in the Consolidated Statements of Operations. For the years ended December 31, 2022 and 2021, the Company recognized interest expense related to the Company’s Series C Preferred Stock of $6,300,000.

The Series C Preferred Stock is entitled to a dividend of 7.00% per annum, accruing from the date of issuance, on a cumulative basis, quarterly in arrears. Dividends continue to accrue even if not authorized, declared, or paid. As of December 31, 2022 and 2021, accrued, unpaid preferred stock dividends on the Company’s Series C Preferred Stock were $1,575,000 reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

The Company incurred $3,478,086 in placement agent fees and legal and other professional fees related to the Series C Offering. These costs are recorded as deferred offering costs on the Consolidated Balance Sheets as a direct deduction from the carrying amount of the mandatorily redeemable preferred stock liability and are being amortized using the effective interest method over the mandatory redemption period.

As of December 31, 2022 and 2021, the Company had 3,600,000 shares of the Series C Preferred Stock issued and outstanding.

For the years ended December 31, 2022 and 2021, the Company amortized $433,844 and $401,907, respectively, of deferred offering costs related to the Series C Preferred Stock in interest expense in the Consolidated Statements of Operations. Accumulated amortization of the deferred offering costs was $981,123 and $547,279 as of December 31, 2022 and 2021, respectively.

9.	Related Parties

Preferred Stock

In September 2021, the Company issued 250,000 shares of its Series B Preferred Stock to an investor affiliated with Hale Partnership Capital Management, LLC (“HPCM”), for total proceeds of $2,500,000, to partially fund the development of the property located in Boise, Idaho. Steven A. Hale II, the Company’s Chairman and Chief Executive Officer, is the manager of HPCM. HPCM serves as investment manager or adviser to commingled funds, group trusts and separate accounts (such investment companies, funds, trusts, and accounts, collectively referred to as the “Funds”). In certain cases, HPCM may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, HPCM may possess voting and/or investment power over the securities of the Company owned by the Funds.

10.	Leases and Tenants

The Company’s rental properties are subject to generally non-cancellable operating leases generating future minimum contractual rent payments due from tenants. Remaining non-cancellable lease terms range from 0.7 to 19.0 years as of December 31, 2022. The future minimum rents under non-cancellable leases as of December 31, 2022 are as follows:

Year Ended	Future Minimum Rents
2023	$14,168,909
2024	13,930,944
2025	13,736,035
2026	13,615,270
2027	12,330,363
Thereafter	61,279,192

Total	$129,060,713

The properties are 97% leased to the U.S. government and administered by either the GSA or the occupying agency. At December 31, 2022, the weighted average lease term was 5.9 years if all of the tenants’ early termination rights are exercised and 9.5 years if none of the tenants’ early termination rights are exercised. Non-cancellable lease maturities range from 2023 to 2041.

11.	Stockholders’ Equity

Series A Preferred Stock

In 2016, the Company issued 144,500 shares of its Series A Preferred Stock to various investors in exchange for a total of $3,612,500, or $25.00 per share. The Series A Preferred Stock will automatically convert into common stock upon the occurrence of the Company’s listing on a national securities exchange. As the listing event did not occur on or prior to March 31, 2020, holders of the Series A Preferred Stock may, at their option, at any time and from time to time after such date, convert all, but not less than all, of their outstanding shares of Series A Preferred Stock into common stock. The shares of Series A Preferred Stock are convertible into shares of common stock in accordance with the following formula:

Conversion Amount = (($25.00*X1) + X2)/$10.00) + 0.2*(($25.00*X1)/$10.00) where:

“X1” means the number of shares of Series A Preferred Stock held by the applicable holder; and

“X2” means the aggregate accrued but unpaid dividends on the holder’s shares of Series A Preferred Stock as of the applicable conversion date.

On August 21, 2020, the Company offered to repurchase all of its outstanding shares of Series A Preferred Stock for $25.00 per share (the “Repurchase Price”), using a portion of the net proceeds from the Series C Offering (the “Series A Repurchase Offer”). The Repurchase Price was equal to the liquidation preference per share of Series A Preferred Stock. The Series A Repurchase Offer expired on September 11, 2020. The Series A Repurchase Offer was designed to provide liquidity to holders of the Company’s Series A Preferred Stock, for which there is no public market, and to lower the Company’s costs of operations. The Company repurchased 113,500 shares of Series A Preferred Stock for an aggregate repurchase price of $2,837,500.

As of December 31, 2022 and 2021, there were 31,000 shares of Series A Preferred Stock outstanding.

Series B Preferred Stock

On March 19, 2019, the Company issued 1,050,000 shares of its Series B Preferred Stock in exchange for total proceeds of $10,500,000, or $10.00 per share. The Series B Preferred Stock will automatically convert into common stock upon the occurrence of the Company’s listing on a national securities exchange. As the listing event did not occur on or prior to March 31, 2020, holders of the Series B Preferred Stock may, at their option, at any time and from time to time after such date, convert all, but not less than all, of their outstanding shares of Series B Preferred Stock into common stock. Upon conversion, a holder of shares of Series B Preferred Stock will receive a number of shares of common stock equal to the original issue price of the Series B Preferred Stock (plus any accrued and unpaid dividends) divided by the lesser of (i) $9.10 or (ii) the fair market value per share of the common stock.

On September 20, 2021, the Company filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland classifying and designating an additional 1,600,000 authorized but unissued shares of Series B Preferred Stock. After giving effect to such Articles Supplementary, the total number of shares of Series B Preferred Stock which the Company has authority to issue is 3,650,000.

During the year ended December 31, 2021, the Company issued a total of $2,500,000 of Series B Preferred Stock. There was no Series B Preferred Stock issued during the year ended December 31, 2022.

As of December 31, 2022 and 2021, there were 2,300,000 shares of Series B Preferred Stock outstanding.

Common Stock

On November 7, 2016, the Company’s offering statement on Form 1-A filed in connection with its securities offering pursuant to Regulation A (the “Regulation A Offering”), was qualified by the SEC. The Regulation A Offering’s minimum and maximum offering amounts were $3,000,000 and $30,000,000, respectively, at an offering price of $10.00 per share. The initial purchase of common stock with respect to the Regulation A Offering occurred on May 18, 2017. In November 2019, the Regulation A Offering expired and the Company did not file a post-qualification amendment to extend the Regulation A Offering.

As of December 31, 2022 and 2021, there were 1,583,124 and 1,569,456 shares, respectively, of common stock outstanding.

Equity-Based Stock Awards

On December 31, 2022, the Company granted an aggregate of 23,292 restricted shares of common stock to certain of its non-officer directors valued at $5.41 per share, the estimated fair market value per share of the Company’s common stock as of June 30, 2022. The shares accrue dividends during the vesting period which are paid once fully vested. For the year ended December 31, 2022, the Company recognized $345 of equity-based compensation related to this grant. These shares will become fully vested on December 31, 2023.

On December 31, 2021, the Company granted an aggregate of 13,668 restricted shares of common stock to certain of its non-employee directors valued at $9.22 per share, the estimated fair market value per share of the Company’s common stock as of June 30, 2021. The shares pay dividends on the number of shares issued without regard to the number of shares vested. For the years ended December 31, 2022 and 2021, the Company recognized $125,674 and $345, respectively, of equity-based compensation related to this grant. These shares fully vested on December 31, 2022.

Operating Partnership Common Units (“OP Units”)

OP Units are a class of limited partnership interest in the Operating Partnership. Holders of OP Units have the right to require the Operating Partnership to redeem their OP Units. The Operating Partnership has the discretion to redeem such OP Units for either (i) an amount of cash per OP Unit equal to the value of one share of the REIT’s common stock, or (ii) shares of the REIT’s common stock at a 1:1 ratio.

As of December 31, 2022 and 2021, there were 1,118,416 OP Units outstanding. The Company did not issue any OP Units during the years ended December 31, 2022 and 2021. In addition, no OP Units were redeemed during the years ended December 31, 2022 and 2021.

Long-Term Incentive Plan Units

LTIP Units are a special class of partnership interest in the Operating Partnership. Each LTIP Unit is convertible into an OP Unit of the Operating Partnership at a 1:1 ratio which can then be further exchanged into shares of the REIT’s common stock at a 1:1 ratio. No LTIP Units were exchanged into OP Units or shares of common stock of the REIT during the years ended December 31, 2022 and 2021.

On December 31, 2022, the Company granted an aggregate of 82,259 LTIP Units to certain officers of the Company that vested immediately upon the grant date and 7,764 LTIP Units to certain non-officer directors that will become fully vested on December 31, 2023. The fair value of each grant was $5.41 per share, the estimated fair market value per share of the Company’s common stock as of June 30, 2022.

In January 2022, the Company granted an aggregate of 62,000 LTIP Units to certain officers and employees of the Company that vest over two years. In April 2022, the Company granted 10,000 LTIP Units to an employee of the Company that vest over three years. The fair value of each grant was $9.22 per share, the estimated fair market value per share of the Company’s common stock as of June 30, 2021.

On December 31, 2021, the Company granted an aggregate of 39,806 LTIP Units to certain officers and directors of the Company that vested immediately upon the grant date. The fair value of each grant was $9.22 per share, the estimated fair market value per share of the Company’s common stock as of June 30, 2021.

On December 21, 2020, the Company granted an aggregate of 273,198 LTIP Units to certain officers and employees of the Company. Of the total 273,198 LTIP Units granted, 40,193 LTIP Units vested immediately upon the grant date, 36,052 LTIP Units vest over two years and 196,953 LTIP Units vest over five years. The fair value of each grant was $9.33 per share, the estimated net asset value per share of the Company’s common stock as of June 30, 2020.

As of December 31, 2022 and 2021, the Company had granted a total of 540,729 and 378,706 LTIP Units, respectively. For the years ended December 31, 2022 and 2021, the Company recognized a total of $1,224,489 and $900,676 of equity-based compensation expense, respectively.

The remaining equity-based compensation expense to be recognized in future periods is approximately $1,489,743.

Dividends and Distributions

During the years ended December 31, 2022 and 2021, the REIT declared dividends on its Series A Preferred Stock of $54,250. As of December 31, 2022 and 2021, accrued, unpaid preferred stock dividends on the Series A Preferred Stock were $13,563, which are reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

During the years ended December 31, 2022 and 2021, the REIT declared dividends on its Series B Preferred Stock of $2,300,000 and $2,114,575, respectively. As of December 31, 2022 and 2021, accrued, unpaid preferred stock dividends on the Series B Preferred Stock were $575,000, which are reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

During the years ended December 31, 2022 and 2021, the REIT declared dividends on its Series C Preferred Stock of $6,300,000. As of December 31, 2022 and 2021, accrued, unpaid preferred stock dividends on the Series C Preferred Stock were $1,575,000, which are reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

During the years ended December 31, 2022 and 2021, the REIT declared dividends on its common stock of $870,718 and $862,582, respectively. As of December 31, 2022 and 2021, accrued, unpaid common stock dividends were $217,680 and $215,800, respectively, which are reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

During the years ended December 31, 2022 and 2021, the Operating Partnership declared distributions of $861,642 and $805,106, respectively, with respect to its OP Units and LTIP Units. As of December 31, 2022 and 2021, accrued, unpaid distributions on the OP Units and LTIP Units were $215,753 and $201,276, respectively, which are reported in declared dividends and distributions on the Company’s Consolidated Balance Sheets.

12.	Noncontrolling Interest

The Company’s noncontrolling interest represents the portion of common units in the Company’s Operating Partnership not attributable to the Company. The Company’s noncontrolling interest was 48.0% and 45.8% at December 31, 2022 and 2021, respectively.

Holmwood and Holmwood Capital Advisors, LLC, a Delaware limited liability company (“HCA”), owned an aggregate 37.8% and 39.7% of the noncontrolling interest in the Operating Partnership as of December 31, 2022 and 2021, respectively.

13.	Commitments and Contingencies

The property located in Cape Canaveral, Florida was purchased subject to a ground lease. The ground lease has an extended term of 30 years and expires in December 2045 with one 10-year renewal option. The Company made ground lease payments of $77,937 during the years ended December 31, 2022 and 2021, respectively.

The Company has two parking lot leases in connection with its property located in San Antonio, Texas. These leases commenced on June 1, 2015 and have an initial term of 10 years with two 5-year renewal options. The Company made payments of $18,000 on these leases during the years ended December 31, 2022 and 2021.

The Company has an office lease in Winston-Salem, North Carolina. The lease term expired in February 2022 and is currently month-to-month. The Company made payments of $24,000 on this lease during the years ended December 31, 2022 and 2021, respectively.

In connection with the adoption of ASU 2016-02 on January 1, 2022, the Company recognized a right-of-use asset and related operating lease liability of $1,259,809 with respect to its ground lease in Cape Canaveral, Florida and its parking lot leases in San Antonio, Texas. The Company used its incremental borrowing rate, which was arrived at utilizing prevailing market rates and the spread on the Credit Facility, of approximately 4.7% and 3.4%, respectively, for these leases to determine the net present value of the minimum lease payments.

In April 2022, the Company entered into a corporate office lease in Atlanta, Georgia. The lease commenced on April 1, 2022 and has a term of 26 months. The Company made payments of $31,320 on this lease during the year ended December 31, 2022. This lease includes variable lease payments that, in the future, will vary based on changes in real estate tax rates and share of expenditures of the leased premises. The Company has elected not to separate lease and non-lease components for its corporate office leases. The Company recorded a right-of-use asset and operating lease liability of $92,829 at lease commencement. The Company used its incremental borrowing rate, which was arrived at utilizing prevailing market rates and the spread on the Credit Facility, of approximately 2.2% to determine the net present value of the minimum lease payments.

As of December 31, 2022, the unamortized balances associated with the Company’s right-of-use operating lease assets and operating lease liabilities were $1,280,770 and $1,287,034, respectively. The Company’s right-of-use operating lease assets are included in Prepaid expenses and other assets and the operating lease liabilities are included in Accrued expenses and other liabilities on the Consolidated Balance Sheet as of December 31, 2022. The Company used its incremental borrowing rate, which was arrived at utilizing prevailing market rates and the spread on the Credit Facility, in order to determine the net present value of the minimum lease payments. As of December 31, 2022, the weighted-average discount rate for the Company’s operating leases was 4.44%.

The future minimum rent payments for these leases as of December 31, 2022 are as follows:

Year Ended	Future Minimum Rents
2023	$143,611
2024	116,187
2025	96,461
2026	96,837
2027	96,837
Thereafter	1,443,418

Total future minimum lease payments	$1,993,351
Imputed interest	(706,317)

Total	$1,287,034

Property Management Fees

The Company contracts with third party property managers to provide property management services at its properties. The third party property management fee is generally due and payable on a monthly basis at the beginning of each month. The Company incurred third party property management fees of $289,046 and $259,192 for the years ended December 31, 2022 and 2021, respectively. There were no accrued third party property management fees as of December 31, 2022 and 2021.

Legal Proceedings

The Company can be party to or otherwise be involved in legal proceedings arising in the normal and ordinary course of business. Other than the following, we are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

On May 14, 2020, HCA and Holmwood filed suit in the Delaware Chancery Court against the REIT and the Operating Partnership. The suit alleges that the Company: (1) improperly calculated the termination fee and other amounts due to HCA under its Management Agreement with the Company; (2) improperly paid portions of the termination fee and other amounts in common stock (as opposed to other common equity interests in the Company); (3) failed to repay loans allegedly made to the Company by the plaintiffs; and, (4) improperly denied HCA powers granted by the Management Agreement to control the day-to-day business and affairs of the REIT and the Operating Partnership. The suit also alleges that the Company cannot recoup certain expenses to which the Company claims entitlement. The Company intends to vigorously defend against the claims and has brought counterclaims in the matter. Because the litigation is in its very early stages, at this time, the Company cannot estimate the financial impact of the litigation on the Company, if any.

14.	Subsequent Events

Subsequent events have been evaluated through April 27, 2023, the date these consolidated financial statements were available to be issued.

The Company evaluates events that have occurred after the balance sheet date but before the consolidated financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements, other than listed below.

Dividends and Distributions

On January 5, 2023, the REIT and the Operating Partnership paid accrued common dividends, preferred dividends, and distributions of $202,920, $2,163,563, and $205,825, respectively.

On March 24, 2023, the Company declared an aggregate dividend of $2,530,834 with respect to its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and common stock, representing $0.4375, $0.25, $0.4375 and $0.1375 per share, respectively, for stockholders of record on March 24, 2023. The aggregate dividend was paid on April 5, 2023.

On March 24, 2023, the Operating Partnership declared an aggregate distribution of $228,132 with respect to its OP Units and LTIP Units, representing $0.1375 per unit for holders of record on March 24, 2023. The aggregate distribution was paid on April 10, 2023.

Property Acquisitions

On March 14, 2023, the Operating Partnership acquired real property located in Everett, Washington (the “Everett Property”), pursuant to a Real Estate Purchase and Sale Agreement for a purchase price, including acquisition costs, of approximately $15,600,000. The Everett Property consists of a 25,568 leased rentable square foot, build-to-suit single-tenant, two-story medical office building, built in 2022. The Everett Property is 100% leased by the U.S. government and occupied by the Department of Veterans Affairs for use as an outpatient clinic. The lease commenced on October 1, 2022 with a non-cancellable lease term of 10 years and a total lease term of 15 years. This acquisition was funded with borrowings under the Credit Facility and the proceeds from the issuance of Series B Preferred Stock.

Series B Preferred Stock Issuances

On January 11, 2023, the Company issued 650,000 shares of its Series B Preferred Stock to Hale Government Building Fund, LP (“HGBF”), an investor affiliated with HPCM, for total proceeds of $6,500,000, to partially fund the acquisition of the Everett Property.

On March 30, 2023, the Company issued 350,000 shares of its Series B Preferred Stock to HGBF, for total proceeds of $3,500,000, to partially fund the Company’s development projects.

Membership Interest Transfer and Lender Consent

On March 27, 2023, the Operating Partnership completed the transfer of the membership interests in the three Profits Interest Properties (as defined in Part II, Item 1 – Business to the annual report on Form 1-K of which these financial statements are a part), such that the three Profits Interest Properties are wholly-owned by the Operating Partnership. In connection with this transfer, the Operating Partnership obtained consent from the lender under the mortgage notes for the transfer of such membership interests. The Operating Partnership paid approximately $520,000 in consent fees, legal fees, and other closing costs to complete the transfer.

Credit Facility Amendment

On April 14, 2023, the Company, through its Operating Partnership, as borrower, entered into the Credit Facility Amendment. In connection with the Credit Facility Amendment, the Company paid an amendment fee of $200,000.

Item 8. Exhibits

The following exhibits are filed as part of this annual report on Form 1-K:

Exhibit Number	Description

2.1	Articles of Incorporation of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

2.2	Articles Supplementary of HC Government Realty Trust, Inc. classifying and designating the 7.00% Series A Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

2.3	Articles Supplementary of HC Government Realty Trust, Inc. classifying and designating the 10.00% Series B Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 1-U filed on March 19, 2019

2.4	Articles Supplementary of HC Government Realty Trust, Inc. classifying and designating the 7.00% Series C Cumulative Redeemable Preferred Stock, incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 1-U filed on August 18, 2020

2.5	Articles Supplementary of HC Government Realty Trust, Inc. increasing the number of authorized shares of the 10.00% Series B Cumulative Convertible Preferred Stock of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.5 to the Company’s Annual Report on Form 1-K filed on April 29, 2022

2.6	Amended and Restated Bylaws of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 1.2 to the Company’s Current Report on Form 1-U filed on March 19, 2019

2.7	Amendment to Amended and Restated Bylaws of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.7 to the Company’s Annual Report on Form 1-K filed on April 29, 2022

2.8	Certificate of Correction to the Articles Supplementary classifying and designating the 7.00% Series A Cumulative Convertible Preferred Stock of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.6 to the Company’s Annual Report on Form 1-K filed on April 2, 2021

2.9	Certificate of Correction to the Articles Supplementary classifying and designating the 10.00% Series B Cumulative Convertible Preferred Stock of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.7 to the Company’s Annual Report on Form 1-K filed on April 2, 2021

4.1	Form of Common Stock Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on December 21, 2017

4.2*	Form of Series A Preferred Stock Subscription Agreement

4.3	Form of Series B Preferred Stock Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on March 19, 2019

4.4	Form of Series C Preferred Stock Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on August 18, 2020

6.1	Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.2	First Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.3	Limited Liability Company Agreement of Holmwood Portfolio Holdings, LLC, incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.4	Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.4 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.5	Form of Tax Protection Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.5 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.6	HC Government Realty Trust, Inc. 2016 Long Term Incentive Plan, incorporated by reference to Exhibit 6.12 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.7	First Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of June 10, 2016, incorporated by reference to Exhibit 6.25 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.8	Second Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of May 26, 2017, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on June 2, 2017

6.9	First Amendment to HC Government Realty Trust, Inc. 2016 Long Term Incentive Plan, incorporated by reference to Exhibit 6.15 to the Company’s Annual Report on Form 1-K filed on April 2, 2021

6.10	Second Amendment to HC Government Realty Trust, Inc. 2016 Long Term Incentive Plan, incorporated by reference to Exhibit 6.15.1 to the Company’s Annual Report on Form 1-K filed on April 28, 2022

6.11	Second Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., dated March 14, 2019, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on March 19, 2019

6.12	Credit Agreement, dated December 3, 2021, by and among HC Government Realty Holdings, L.P., as Borrower, HC Government Realty Trust, Inc, Holmwood Portfolio Holdings, LLC and certain subsidiaries of HC Government Realty Holdings, L.P., as Guarantors, KeyBank National Association, as syndication agent and administrative agent, KeyBanc Capital Markets, Inc., as sole bookrunner and lead arranger, and the lenders from time to time party thereto, incorporated by reference to Exhibit 6.20 to the Company’s Annual Report on Form 1-K filed on April 28, 2022

6.13	Third Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., dated August 12, 2020, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on August 18, 2020

6.14	Fourth Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., dated September 20, 2021, incorporated by reference to Exhibit 6.23 to the Company’s Annual Report on Form 1-K filed on April 28, 2022

6.15	Real Estate Purchase Agreement, by and among HC Government Realty Holdings, L.P. and each party listed as a “Seller” on Exhibit “A” attached thereto, dated June 14, 2022, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on June 21, 2022

6.16	Membership Interest Purchase and Sale Agreement by and among HC Government Realty Holdings, L.P., Catalyst Encore LLC, Catalyst Government Properties LLC, Veterans Appreciation Fund LP and Encore VA Services LLC, dated June 14, 2022, incorporated by reference to Exhibit 6.2 to the Company’s Current Report on Form 1-U filed on June 21, 2022

6.17*	HC Government Realty Trust, Inc. 2022 Long Term Incentive Plan

6.18*	First Amendment to Amended and Restated Credit Agreement, dated April 14, 2023, by and among HC Government Realty Holdings, L.P., as Borrower, HC Government Realty Trust, Inc, Holmwood Portfolio Holdings, LLC and certain subsidiaries of HC Government Realty Holdings, L.P., as Guarantors, KeyBank National Association, as syndication agent and administrative agent, KeyBanc Capital Markets, Inc., as sole bookrunner and lead arranger, and the lenders from time to time party thereto

8.1	Form of Escrow Agreement by and among Branch Banking & Trust Company, HC Government Realty Trust, Inc., and Orchard Securities, LLC, incorporated by reference to Exhibit 8.1 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

8.2	Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Orchard Securities, LLC and SANDLAPPER Securities, LLC, dated as of April 10, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on April 25, 2017

8.3	Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Boustead Securities, LLC and SANDLAPPER Securities, LLC, dated as of December 20, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on December 21, 2017.

9.1	Letter from Cherry Bekaert LLP, dated July 8, 2022, incorporated by reference to Exhibit 9.1 to the Company’s Current Report on Form 1-U filed on July 8, 2022

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 2023.

HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Steven A. Hale II
Steven A. Hale II
Chairman and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Steven A. Hale II	Chairman and Chief Executive Officer	April 27, 2023
Steven A. Hale II	(principal executive officer)

/s/ Jacqlyn Piscetelli	Chief Financial Officer, Treasurer and Secretary	April 27, 2023
Jacqlyn Piscetelli	(principal financial officer and principal accounting officer)

/s/ Brad G. Garner	Director	April 27, 2023
Brad G. Garner

/s/ Jeffrey S. Stewart	Director	April 27, 2023
Jeffrey S. Stewart

/s/ Anthony J. Sciacca, Jr.	Director	April 27, 2023
Anthony J. Sciacca, Jr.

/s/ John R. Linker	Director	April 27, 2023
John R. Linker